UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 ___________________________________
AMENDMENT NO.  4 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________

COMPASS ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA		27-0238611
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

COMPASS ENERGY HOLDINGS, INC. 3170 Holmestown Road Myrtle Beach, SC 29588 Tel.: (843) 274-5974
(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Vcorp Services, LLC 1409 Bonita Avenue Las Vegas, NV 89104 (888) 528-2677
(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share	23,340,140	$0.002	$466,802,80	$53.50

(1)   This Registration Statement covers the resale by our selling shareholders of up to  23,140,140 shares of common stock previously issued to such selling shareholders in a private placement.

        (2)    The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.02 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

    PRELIMINARY PROSPECTUS

Subject to completion, dated February 27, 2012

COMPASS ENERGY HOLDINGS, INC.

23,340,140 SHARES OF COMMON STOCK

This prospectus relates to 23,2340,140 shares of common stock of Compass Energy Holdings, Inc. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.02 per share until our common stock are quoted on the OTC Bulletin Board and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

                    If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is:                    , 2012

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

 ITEM 3.    SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Overview

We were incorporated in the State of Nevada on August 7, 2009. We are a development stage company in the convenience store and retail gasoline industry. At present the Company has only limited operations. We have had net losses for the periods reported. Mr. Pete Iodice is our sole officer and director, as well as our controlling stockholder.

The company has developed a two-stage business plan that initially focuses on organic growth through consulting services and then raising capital to acquire distressed assets in the same industry.

We will provide consulting services to third party companies in the convenience store and retail gasoline business.  We anticipate that this will be a core part of our business for the foreseeable future. We will receive fees for our services on an hourly rate or monthly fee basis and usually enter into multi-month agreements with clients which include some type of retainer payment. We intend to further develop our consulting services by the hiring additional personnel with the appropriate expertise.
We currently are managing one store with an option to purchase this store.

Initially, our management will devote 100% of its time to market and provide consulting services. It is our intention that revenues will be derived from providing consulting services to independent third parties.

The second stage of our business plan entails identifying undervalued and distressed assets and purchasing them. Typically, we will focus on smaller properties capable of supporting sales of less than $100 million. We will consider truck stops or travel centers which pump 300,000-to-400,000 gallons per month.

The next step will be to install the proper management and programs, turn around the deficiencies, install better management policies and then keep the location as a company store, having the company operate and/or lease each location out to an independent operator while the company maintains a long term fuel supply agreement. Each store location will offer gas and normal convenience store items. The stores will retain a standard outside look, but it will not be a franchise. The locations will be standardized with the same product mix.
Since the Company has a specific business purpose and has taken steps in furtherance of its business plan as set forth in the Registration Statement, the Company is not a blank check company as defined in Rule 419 of Regular C of the Securities Act.

We currently have limited operations, are not competitive in our planned business segment, and need additional funding which we currently do not have a source. If we cannot find an adequate source of additional funding our business may fail.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Where You Can Find Us

Our principal executive office is located at 3170 Holmestown Road, Myrtle Beach, South Carolina 29588. Our mailing address is Post Office Box 15021, Surfside Beach, SC 29587and our telephone number is (843) 274-5974.

Terms of Our Offering

Common stock offered by selling security holders	4,059,000 shares of common stock. This number represents approximately 11% of our current outstanding common stock (1).

Common stock outstanding before the offering	36,445,000 shares as of November 30, 2010.

Common stock outstanding after the offering	36,445,000 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement, (ii) one year or (iii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

(1)	Based on 181,133,800 shares of common stock outstanding as of December 31, 2011.

Summary of Consolidated Financial Information
The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (August 7, 2009) through August 31, 2011 are derived from our unaudited financial statements.

	Nine months ended August 31, 2011	For the Period from Inception (August 7, 2009) through November 30, 2010 (audited)
STATEMENT OF OPERATIONS

Revenues	-0-	-0-
Total Operating Expenses	90,815	$574,650
General and Administrative Expenses	90,815	574,650
Net Loss	(87,367)	(636,483)

	AS OF August 31, 2011	AS OF November 30, 2010 (audited)
BALANCE SHEET DATA

Cash	3,616	8,885
Total Assets	18,167	86,142
Total Liabilities	32,450	47,908
Stockholders’ Equity (Deficit)	(14,283)	38,234

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

Risks Related to Our Business

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANY.
We are a development stage company, and to date, our development efforts have been focused primarily on the research, design, development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have no revenues from operations, sustained net losses of $87,367 for the nine months ended August 31, 2011, and may not experience any positive revenues for the future; there can be no assurance that we will be able to implement our business plan based on the foregoing factors.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF PETER IODICE, PRESIDENT AND DIRECTOR. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Peter Iodice, President and Director. We currently do not have an employment agreement with Mr. Iodice. The loss of the services of our officers could have a material adverse effect on our business, financial condition or results of operation.

OUR FINANCIAL RESULTS MAY BE AFFECTED BY THE CURRENT U.S. ECONOMIC CONDITION.

The convenience store, trucking, and travel center industry are the primary customers for our planned goods and services. Freight and trucking demand in the U.S. generally reflect the amount of commercial activity in the U.S. economy. When the U.S. economy slows, demand for our planned products and services may slow. Although recently the U.S. economy has shown recent signs of stabilizing, it is unclear whether these trends will continue or be sustainable. If the U.S. economy continues to operate as it has over the past 12 to 18 months or if it worsens, our financial results may be impaired or decline, resulting in increased losses from our operations. If the U.S. economy slows for a sustained period of time we may not be able to implement our business plan because of the lack of demand for our planned services.  If this occurs it is possible that our business may fail.

OUR FUTURE PROPERTIES, IF ANY MAY REQUIRE REGULAR AND EXPENSIVE MAINTENANCE AND CAPITAL INVESTMENTS.

Our future store locations, if any, are planned to be open for business 24 hours per day, 365 days per year. Because of the undetermined age, nature and intensity of our uses of these possible properties, we may be required to perform regular and expensive maintenance and capital investments to remain functional and attractive to potential customers.  If our financial results decline or if we cannot access capital necessary to maintain our planned properties, our business may decline and our losses may increase.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.02 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 325,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of “blank check” preferred stock $0.001, par value, per share. Blank Check preferred stock is stock which the Company’s board of directors has broad authority to determine voting, dividend, conversion, and other rights.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTC Bulletin Board.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our business plan. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

WE MAY FACE DAMAGE TO OUR PROFESSIONAL REPUTATION OR LEGAL LIABILITY IF OUR CLIENTS ARE NOT SATISFIED WITH OUR SERVICES.

As a development stage company in the convenience store and retail gasoline business, we will initially depend to a large extent on our relationships with our potential clients and our reputation for professional services and integrity to attract and retain clients. Our major marketing efforts are being made in associations of convenience stores. The members of these associations are likely to communicate with one another. As a result, if a client is not satisfied with our services or it may be more damaging in our business than in other businesses.

WE MAY FACE LEGAL LIABILITIES FROM CLAIMS MADE AGAINST OUR WORK.

Our consulting engagements may involve projects that are critical to the operations of our clients’ businesses. Convenience stores and retail gasoline businesses may be subject to losses such as robberies, employee theft losses, environmental liabilities. If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is likely, because of the nature of our business, that we will be sued in the future. If a legal judgment is rendered against us we may be forced to limit out proposed operations or cease our operations.

OUR ANTICIPATED CONTRACTS CAN BE TERMINATED BY OUR CLIENTS WITH SHORT NOTICE.

We anticipate that most of our clients will retain us on a non-exclusive, engagement-by- engagement basis, rather than under exclusive long-term contracts. Consulting engagements may be less than 12 months in duration. We estimate that the majority of our contracts can be terminated by our clients with short notice and without significant penalty. The advance notice of termination required for contracts of shorter duration and lower revenue is typically 30 days. Longer-term, larger and more complex contracts may require a longer notice period for termination and may include an early termination charge to be paid to us. Additionally, large client projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages of a project or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of our clients.

WE FACE INTENSE COMPETITION.

Convenience stores sell gas, food, and other types of merchandise and so compete with a wide range of retailers, including gas stations, grocery stores, mass merchandisers, and warehouse clubs. Convenience stores that sell prepared meals also compete with restaurants. We believe that price and location are the primary competitive factors. Chain convenience stores may benefit from greater purchasing power, offering them the opportunity to compete aggressively on price. Developing customer loyalty in this environment may be difficult. Stores affiliated with oil companies may offer company-issued credit cards with loyalty programs that we may have to compete with.

OUR BUSINESS IS SEASONAL.

Sales in our business are seasonal and generally peak during warm weather months. This may cause us difficulty in servicing any debt we use to acquire stores.

WE MAY FACE ENVIRONMENTAL LIABLITIES ASSOCIATED WITH UNDERGROUND STORAGE TANKS.

Federal and state agencies regulate underground storage tanks with gas pumps. Leaks from these tanks may cause environmental damage. Liability for faulty fuel tanks can be costly.

WE MAY BE AFFECTED BY CRIME.

Our employees typically have minimal supervision and access to cash, affording the opportunity for employee theft. Employees may be injured by robberies and we suffer losses as well. We are subject to shoplifting. Further, there has been an increase in flash mob shoplifting where masses of criminals descend on a store and rob it. A recent retail survey reported that one in ten of all retailers has been victimized by flash mobs. The National Association of Convenience Stores reports that the average loss per convenience store was $750 in 2009. These losses could have an adverse material effect on our results.

WE ARE IN A HIGLY REGULATED BUSINESS.

Our sales of gasoline, alcohol and cigarettes are regulated. Taxes on these items are significant and any increase in these taxes could be detrimental to our income. Further, we may face penalties if we sell cigarettes or alcohol to minors.

REDUCTIONS IN THE CONSUMPTION OF ALCOHOL AND CIGARETTES MAY AFFECT OUR RESULTS.

Currently, there are campaigns against the drinking and smoking. Alcohol and cigarettes sales are a material portion of our sales and profits. Any reduction in smoking and drinking is likely to have an adverse effect on our revenues and income.

WE MAY BE FORCED TO INVEST IN NEW EQUIPMENT.

Federal and state regulations may force us to upgrade pumps and storage tanks. Older pumps may have to be upgraded if they cannot register gas prices over $3.99. We may have to acquire new equipment to deliver new alternative fuels.  Upgrading equipment could close a store for months resulting in loss of revenues.

WE ARE IN A BUSINESS WITH LOW PROFIT MARGINS AND PRICE-BASED COMPETITION.

Gasoline sales have low profit margins and prices can be volatile. Consumers are sensitive to price differentials and we can lose business quickly if we are not competitive. If we price gasoline too high, we may lose retail sales of other items.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are "forward-looking statements." Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties' individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "will," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

ITEM 4. USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own account. The selling security holders will receive all the net proceeds from the sales of the common stock offered by them under this prospectus. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

ITEM 5. DETERMINATION OF OFFERING PRICE
Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined based on the price of our common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to be quoted on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

ITEM 6. DILUTION

To common stock to be sold by the selling shareholders are provided in Item 7 is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

ITEM 7. SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling stockholders consist of the 23,140,140 shares of our common stock held by 114 shareholders. Such shareholders include the holders of the 23,140,140  shares sold in our private offering pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D Rule 506 completed in January 2012. The offering price was $0.02 per share. The following table sets forth the name of the selling shareholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  January 31, 2011 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering

Acepcion, Edmund	165,000	49,500	115,500	*

Aku, Edmund I.	50,000	15,000	35,000	*

Anderson, Ronald D. and Maggie M.	775,000	232,500	542,500	*

Arts Alive Corporation	155,000	46,500	108,500	*

Austin, Jolene M. Cust FBO David A. Austin, Minor	100,000	30,000	70,000	*

Austin Jolene M. Cust Fbo Ryley P. Austin, Min	100,000	30,000	70,000	*

Austin Jolene M. Austin Cust Fbo Taylor A. Austin, Minor	100,000	30,000	70,000	*

Av, Patrick.C. Sharon D. Av, Jtwros	150,000	45,000	105,000	*

Bailey . Jennifer M.	7,500	2,250	5,250	*

Bailey. Jennifer M. Custodian Fbo Izaiah J.Macon Utma	5,000	1,500	3,500	*

Ball. Henry F.	50,000	15,000	35,000	*

Banister Nathaniel D.	50,000	15,000	35,000	*

Barnstead Harry J.	50,000	15,000	35,000	*

Barnstead. Timothy A.	25,000	7,500	17,500	*

Becktt And Robert Cm. Colleen. Becktt Jtwros	100,000	30,000	70,000	*

Birdine. Dominique Lynn	500	150	350	*

Birdine, Jaizmone	500	150	350	*

Blevins, Lynne	100,000	30,000	70,000	*

Bolt Josephine	5,000	1,500	3,500	*

Heating Bem. Cooling & Refrigeration, LLC.	800,000	240,000	560,000	*

Brown, Sr., Thomas H.	35,000	10,500	24,500	*

Bryant Ron	250,000	75,000	175,000	*

Burns Dangelo	1,250	375	875	*

Dimarucucot Beatriz	150,000	45,000	105,000	*

Burns Glen A.	15,000	4,500	10,500	*

Burns Joann	1,250	375	875	*

Burns Jr. Glen	5,000	1,500	3,500	*

Burns Kevin W	1,250	375	876	*

Rayn Khy Burns	15,000	4,500	10,500	*

Burns Nakesia A.	1,250	375	875	*

Burns Nigel	1,250	375	875	*

Calcagno Nicholas J.	20,000	6,000	14,000	*

Caponigro Diane N.	80,000	24,000	56,000	*

Carlson Casandra. Satellite Trust	250,000	75,000	175,000	*

Carlson Candy L.	200,000	60,000	140,000	*

Carlson Casandra. Satellite Trust	500,000	150,000	350,000	*

Carlson, Cavan C.	450,000	135,000	315,000	*

Carlson Cavan Satellite Trust	500,000	150,000	350,000	*

Carlson C. Charlcie C.	3,665,000	1,099,500	2,565,000	*

Carlson Craig C. and Nancy D. Carlson Jtwros (10)	9,000,000	2,700,000	6,300,000	*

Carlson Lisa R.	325,000	97,500	227,500	*

Carlson Nancy Trustee Casandra Carlson Satellite Trust	35,000	10,500	24,500	*

Chan, Brian	250,000	75,000	175,000	*

Chappell Jr. Eugene	25,000	7,500	17,500	*

Christian, Nigel	10,000	3,000	7,000	*

Cianciulli, Anna Maria	110,000	33,000	77,000	*

Clasen Leroy C.	25,000	7,500	17,500	*

Clune Wayne F.	40,000	12,000	28,000	*

Candy L Carlson	200,000	60,000	140,000	*

Collins, Judy	45,000	13,500	31,500	*

Collins, Mark	75,000	22,500	52,500	*

Copper, Amanda	25,000	7,500	17,500	*

Cooper, Bryght	20,000	6,000	14,000	*

Cooper Jennifer	275,000	82,500	19,500	*

Cooper William	25,000	7,500	17,500	*

Cornette Patricia R.	780000	244000	546000	*

Cornette Patricia R. and Alex Scott Cornette (11)	25,000	7,500	17,500	*

Cornette Scott S.	105,000	31,500	73,500	*

Cortopassi Family Living Trust	50,000	15,000	35,000	*

Crawford, Damian	40,000	12,000	28,000	*

Dale, Roger Cribb II	100,000	30,000	70,000	*

Crimmins, Shamus	25,000	7,500	17,500	*

Cromer, Franklin B.	25,000	7,500	17,500	*

Cundiff, Sylvia	5,000	1,500	3,500	*

Cundiff, Vicky	5,000	1,500	3,500	*

Curameng Marku	50,000	15,000	35,000	*

Daengbunga Pitipong	100,000	30,000	70,000	*

Daleda John and Nira Daleda Jtwros	1,125,000	337,500	787,500	*

Daniels Loreen	10,000	3,000	7,000	*

Davila Michael	10,000	3,000	7,000	*

Davis. Jr Chasmon	1,250	375	875	*

Dell'oca, Conrad J. & Nellie, Trustees	1,600,000	480,000	1,120,000	*

Deming Daniel E.	100,000	30,000	70,000	*

Denton Jason W.	75,000	22,500	52,500	*

Dhanoa Guarjit	177,000	53,100	123,900	*

Dhanoa, Baljit	1,575,000	472,500	1,102,500	*

Dhanoa Jagbir	10,000	3,000	7,000	*

Dimarucot Beatriz	150,000	45,000	105,000	*

Dreffin, Peter Trustee Adam Dreffin Satellite Trust	250,000	75,000	175,000	*

Dreffin Peter G.	500,000	150,000	350,000	*

Duke, Melody R.	55,000	16,500	38,500	*

Eggen, Sr. Geoffrey J.	50,000	15,000	35,000	*

Elliott, Peter	150,000	45,000	105,000	*

Elmore, Lanny James	25,000	7,500	17,500	*

Elmore, Jeanine Faulk	100,000	30,000	70,000	*

Everett, Kim C.	250,000	75,000	175,000	*

Evins, Renee	2,500	750	1,750	*

Faller, James	195,000	58,500	136,500	*

Ferringer, Elaine	5,000	1,500	3,500	*

Ferris Ian Carlson	260,000	78,000	182,000	*

Feuehrer, Thomas P. and Catherine S.	100,000	30,000	70,000	*

Fletcher, Rene A.	25,000	7,500	17,500	*

Flores, Steve A.	150,000	45,000	105,000	*

Foreman, Antoine	1,250	375	875	*

Frank, Janine F.	25,000	7,500	17,500	*

Fritsch, Andrew F.	12,500	3,750	8,750	*

Frydenberg, Richard L. and Deloris Frydenberg Jtwros	100,000	30,000	70,000	*

Fulcher, David M. and Brittany C. Fulcher	10,000	3,000	7,000	*

Fulcher, David M. Sr.	50,000	15,000	35,000	*

Fulcher, David M. and Kristin A. Fulcher (12)	5,000	1,500	3,500	*

Gacuya, Melioner A.	10,000	3,000	7,000	*

Goel, Sandeep	5,250	1,575	3,675	*

Goel, Savita	5,750	1,725	4,025	*

Gohs, Geoffrey AND Robinson Christopher L. Jtwros	20,000	6,000	14,000	*

Gonzalez, Lori	10,000	3,000	7,000	*

Gore Leslie M.	10,000	3,000	7,000	*

Gore-Mullen Yolanda M.	10,000	3,000	7,000	*

Grant Gregson D.	125,000	37,500	87,500	*

Greene Alissa L.	10,000	3,000	7,000	*

Greene Dwaine S. And Jo-Ann L. Greene JTWROS	75,000	22,500	52,500	*

Greene, Vaughn C. and Priscilla W. Jtwros	200,000	60,000	140,000	*

Gross R.W. , JR	50,000	15,000	35,000	*

Gulley Kenneth Ray , JR	500	150	350	*

Gunter, Tracy H.	25,000	7,500	17,500	*

Halbert, Andrew	10,000	3,000	7,000	*

Hall, Bobby R.	25,000	7,500	17,500	*

Hampson, John A.	25,000	7,500	17,500	*

Hanagan, Thomas J.	200,000	60,000	140,000	*

Harris, Mark A.	55,000	16,500	38,500	*

Hatchell, Henry L. and Markeeta, Jr	175,000	52,500	122,500	*

Hatchell, Henry L., III	15,000	4,500	10,500	*

Hatchell, Matthew	50,000	15,000	35,000	*

Hayes, Glen and Hayes Lena F. Jtten	10,000	3,000	7,000	*

Hayes, Jennifer M.	5,000	1,500	3,500	*

Hayes, Kacy	15,000	4,500	10,500	*

Heffernan, George	2,070,000	621,000	1,449,000	1.18

Heffernan, Kathy	50,000	15,000	35,000	*

Heffernan, Kathy L. Revocable Trust (20)	4,060,000	1,218,000	2,824,000	2.32

Herrernan, Kevin	105,000	31,500	73,500	*

Heffernan, Wm. J. III	50,000	15,000	35,000	*

Heldriegel, Tonya Celeste	15,000	4,500	10,500	*

Helmholdt, Aaron B.	17,500	5,250	12,250	*

Herman, Delores (13)	5,000	1,500	3,500	*

Herman, Paul	5,000	1,500	3,500	*

HM Investment Partners, LLC	1,000,000	3,000,000	700,000	*

Howell, Dodd	10,000	3,000	7,000	*

Huffman, Joel F. and Terri B.	30,000	9,000	21,000	*

Huffman Joel F. and Terri B., Jtwros	200,000	60,000	140,000	*

Hyman, Bill	25,000	7,500	17,500	*

Jamerson, Scott A.	50,000	15,000	35,000	*

Jastron, Tom	25,000	7,500	17,500	*

Jean-Pierre Ricardo	25,000	7,500	17,500	*

Jefferson Byron M.	100,000	30,000	70,000	*

Jefferson Mattie M	40,000	12,000	28,000	*

Jefferson Shandraea	5,000	1,500	3,500	*

Jenkins Thomas R.	310,000	93,000	217,000	*

Jochum James K.	560,000	168,000	392,000	*

Jochum, Moireen A.	2,600,000	780,000	1,820,000	1.49

Johnson, Latoya Elaine	500	150	350	*

Johnson, Paulisa Lynn J	500	150	350	*

Jones, Barbara Ann	5,000	1,500	3,500	*

Jones Robert C.	25,000	7,500	17,500	*

Keck, Katherine Mary	5,000	1,500	3,500	*

Kemp, John	100,000	30,000	70,000	*

Kiang Wayne	75,000	22,500	52,500	*

Kilpatrick Ryan	195,000	58,500	136,500	*

King Derrick L.	45,000	13,500	31,500	*

Kiru Richard	5,250	1,575	3,675	*

Knezic Josiah	50,000	15,000	35,000	*

Kolb Greg	100,000	30,000	70,000	*

Kolb Gregory	50,000	15,000	35,000	*

Korte James A.	150,000	45,000	105,000	*

Korte James A. and Korte Colleen M. JTTEN	100,000	30,000	70,000	*

Kuehne Gary and Joan Kuehne JTWROS	50,000	15,000	35,000	*

Kuehne George A.	40,000	12,000	28,000	*

Le Michael	50,000	15,000	35,000	*

Philip Le and Joyce Le JTWROS	250,000	75,000	175,000	*

Lee Michael J.	37,250	11,175	26,075	*

Lojek Nikolai V.	10,000	3,000	7,000	*

Lynch Samual C.	50,000	15,000	35,000	*

Manz, Richard Carl	50,000	15,000	35,000	*

Massey Jessica L. and John W. Powers, JR JTWROS	50,000	15,000	35,000	*

Matthews Jeffrey A. and Matthews Vicki M.	450,000	135,000	315,000	*

Matthews Jeffrey A.	50,000	15,000	35,000	*

Matthews Jeffrey A. and Matthews Vicki M. (3)	50,000	15,000	35,000	*

Matthews, Vicki M.	5,000	1,500	3,500	*

McCray Sr., Tyrone W.	25,000	7,500	17,500	*

McCumbers, Michelle	20,000	6,000	14,000	*

McCumbers, Orchid	20,000	6,000	14,000	*

McElroy Randy L.	500,000	150,000	350,000	*

McGhee, Gary W.	25,000	7,500	17,500	*

McLenam, Timothy Leo	75,000	22,500	52,500	*

McLeod David	75,000	22,500	52,500	*

McNair, Linda F.	37,500	11,250	26,250	*

McNair, Sherry A.	5,000	1,500	3,500	*

Merriam James K.	500,000	150,000	350,000	*

Mevlen Michael V.	450000	135000	315000	*

Miles Natalie Smith	25,000	7,500	17,500	*

Mobley Steve and Mobley Panomporn JTWROS	100,000	30,000	70,000	*

Montemayer Vicki A.	100,000	30,000	70,000	*

Morgan, Heather	35,000	10,500	24,500	*

Morris, Deborah R. (14)	15,000	4,500	10,500	*

Morris, Philip R. (14)	5,000	1,500	3,500	*

Mott, Tammy A.	5,000	1,500	3,500	*

Mudd Kenneth Dale	5,000	1,500	3,500	*

Myrtle Beach Reservation Services, Inc. (4)	5,000	1,500	3,500	*

Nash Robert J.	6,761,300	2,028,390	5,332,910	3.86

New Tyler S.	15,000	4,500	10,500	*

Newbury, Justin Charles	5,000	1,500	3,500	*

Noark Elizabeth	50,000	15,000	35,000	*

Oates, Esther L.	200,000	60,000	140,000	*

Oates, Jerry L.	20,000	6,000	14,000	*

Obrien, Gabrielle J.	5,000	1,500	3,500	*

Oil & Wine Ministries, Inc. (5)	500,000	150,000	350,000	*

Old Man Sea Services, LLC (6)	5,000	1,500	3,500	*

Oleson Christopher A.	25,000	7,500	17,500	*

Olivieri, Gerardo	25,000	7,500	17,500	*

One Second Co	250,000	75,000	175,000	*

Owens Eunice	5,000	1,500	3,500	*

Owens James R.	25,000	7,500	17,500	*

Pallone Bryan J. and Pallone Casandra E.	150,000	45,000	105,000	*

Pallone Michael P. and Pallone Janet Lee JTWROS	1,375,000	402,500	962,500	*

Parks Rodney	4,500	1,350	3,150	*

Patriarca William L.	25,000	7,500	17,500	*

Pearce Alex	5,000	1,500	3,500	*

Pearce Michael	6,750	2,025	4,725	*

Penny, James and Emma	10,000	3,000	7,000	*

Penny Mitch C.	5,000	1,500	3,500	*

Perfetto Ron	50,000	15,000	35,000	*

Persha Courtney A.	5,000	1,500	3,500	*

Persha Eric C.	10,000	3,000	7,000	*

Persha Kathleen	25,000	7,500	17,500	*

Persha Shannon E.	5,000	1,500	3,500	*

Peterson Neal	50,000	15,000	35,000	*

Player David	50,000	15,000	35,000	*

Policastro, Merry Beth and Frank and related entity, Oil & Wine Ministries,, Inc. (5)	500,000	150,000	350,000	*

Poole, Virgil	12,500	3,750	8,750	*

Powell Mimi C. (15)	10,000	3,000	7,000	*

Powell Robert G. (15)	10,000	3,000	7,000	*

Powers John W. and Powers Patricia A. JTWROS	100,000	30,000	70,000	*

Price Annie Ruth and Clara Ann Williams	25,000	7,500	17,500	*

Price, Danny Joe	170,000	51,000	119,000	*

Professional Painting And Home Improvements, Inc. (7)	5,000	1,500	3,500	*

Rackham Stuart John	55,000	16,500	38,500	*

Reed Jeff G. and Reed Jamie Jtten	100,000	30,000	70,000	*

Reich Peter S.	50,000	15,000	35,000	*

Reich Peter S.	50,000	15,000	35,000	*

Reich Peter S.	50,000	15,000	35,000	*

Reier Matthew W. and Reier Martha K. JTWROS	75,000	22,500	52,500	*

Reier, Robert A. and related entity BRM Heating and Cooling LLC (2)	3,947,500	1,184,250	2,763,250	*

Resseguie Steven	25,000	7,500	17,500	*

Rios John R.	5,000,000	1,500,000	3,500,000	2.86

Robinson Timothy E.	4,000	1,200	2,800	*

Rodriguez Gabriel	10,000	3,000	7,000	*

Rodriguez Michael A.	10,000	3,000	7,000	*

Rodriguez Roel	10,000	3,000	7,000	*

Rogers David W. (16)	200,000	60,000	140,000	*

Rogers Megan A.	20,000	6,000	14,000	*

Rogers, William E.	15,000	4,500	10,500	*

Rushton Steve	15,000	4,500	10,500	*

Saucier Greg	21,000	6,300	14,700	*

Sauls Kim	500	150	350	*

Scardino Elizabeth M.	100,000	30,000	70,000	*

Scardino Lauren M. Cust. FBO Nicholas W. Scardino UGMA IL	100,000	30,000	70,000	*

Scouten Patricia A.	50,000	15,000	35,000	*

Setzer Brian A.	150,000	45,000	105,000	*

Shamrock Mary E.	100,000	30,000	70,000	*

Shiver, Tayler E.	5,000	1,500	3,500	*

Short, Eric and Stacey	100,000	30,000	70,000	*

Short, Lawrence W. and Lilly	100,000	30,000	70,000	*

Singleton Jim	100,000	30,000	70,000	*

Singley Larry	15,000	4,500	10,500	*

Sitch Richard L.	256,250	76,875	179,375	*

Skretch, Adam P.	25,000	7,500	17,500	*

Smith Shirley H.	1,250	375	875	*

Soulatha Deth and Noi Soulatha JTWROS	250,000	75,000	175,000	*

Stabler Paul	100,000	30,000	70,000	*

Steel Suzanne	26,250	7,875	18,375	*

Steele, Janet F.	200,000	60,000	140,000	*

Stevens Gavin	132,000	40,500	92,400	*

Story, Adam Drew	25,000	500	17,500	*

Issaraphan Suzuki	40,000	12,000	28,000	*

Svenson Frank	100,000	30,000	70,000	*

Swanson Robert E, II	50,000	15,000	35,000	*

Szymanski Anna	5,250	1,575	3,675	*

Szymanski Mariusz	10,250	3,075	4,175	*

Tarr Craig	28,000	8,400	19,600	*

Tarr Helyn	14,000	4,200	9,800	*

Taylor Kevin	10,000	3,000	7,000	*

Teague Nikole	50,000	15,000	35,000	*

The Gregory Company, Inc. (8)	25,000	7,500	17,500	*

Thompson Owen Kelly, JR and Billis J. Thompson JTTEN	100,000	30,000	70,000	*

Timm Evan M.	425,000	127,500	297,500	*

Tinsley Alvin C., JR	100,000	30,000	70,000	*

Tinsley Brandon C.	50,000	15,000	35,000	*

Tinsley Brandon C.	25,000	7,500	17,500	*

Tregellas Lisa	5,000	1,500	3,500	*

Tregellas William G.	52,000	15,600	36,400	*

Tundo Larry	25,000	7,500	17,500	*

Ullrich Arthur H.	50,000	15,000	35,000	*

Lema UNG	10,000	3,000	7,000	*

Unthank Christopher P. and Michelle Suter Unthank JTWROS	50,000	15,000	35,000	*

Veigel Terry J. and Kris M. Veigel JTTEN	50,000	15,000	35,000	*

Voltin, Lori S.	17,500	5,250	12,250	*

Vonkoenigseck, April Story	25,000	7,500	17,500	*

Walden, Ashley Story (17)	25,000	7,500	17,500	*

Walden, Ashley Story and Clara Kate (17)	5,000	1,500	3,500	*

Walden, Ashley Story and Georgia Ann (17)	5,000	1,500	3,500	*

Walker, Steven Paul and Sara Danielle Walker JTWROS	125,000	37,500	87,500	*

Trustee Peter Dreffin Warren Dreffin Satelite TRUST	250,000	75,000	175,000	*

Watson Daniel F. JR and Jane R Watson JTWROS	75,000	22,500	52,500	*

Watson Gregory W.	50,000	15,000	35,000	*

Watson, James C.	25,000	7,500	17,500	*

Watson, Renee P. (18)	5,000	1,500	3,500	*

Wayne Natalie S. (1)	50,000	15,000	35,000	*

Westbrooks, Susan	5,000	1,500	3,500	*

White, Martha P.	25,000	7,500	17,500	*

Whitman Russell G.	50,000	15,000	35,000	*

Williams, Clara Ann and Thomas	25,000	7,500	17,500	*

Wilson, Jimmy Christopher (19)	25,000	7,500	17,500	*

Wilson, Joan Marie	500,000	150,000	350,000	*

Wilson Michael William (19)	5,000	1,500	3,500	*

Wilson, Paris Jr.	25,000	7,500	17,500	*

Wittke, Amber N.	5,000	1,500	3,500	*

Wood, Steven Drew	30,000	9,000	21,000	*

Woolard, Debbie and Craig	10,000	3,000	7,000	*

Worrell James W.	100,000	30,000	70,000	*

Wroten Justin	15,000	4,500	10,500	*

Zamora Michael	12,500	3,750	8,750	*

Zamora Ryan M.	15,000	4,500	10,500	*

*	Less than 1%
(1)	Natalie S. Wayne, acting alone, has voting and dispositive control over the shares owned by Arts Alive Corporation. Natalie S. Wayne owns 50,000 shares in her individual name.
(2)	Robert Reir, acting alone, has voting and dispositive control over the shares owned by BRM Heating, Cooling & Refrigeration, LLC. Robert Reir owns 2,610,000 shares in his individual name.
(3)
Jeffrey A. Matthews and Vicki M. Matthews have voting and dispositive control over the shares owned by HM Investment Partners, LLC. Jeffrey A. Matthews and Vicki M. Matthews are related parties and as such have beneficial ownership of the shares held by each other.

(4)	George Driscoll, acting alone, has voting and dispositive control over the shares owned by Myrtle Beach Reservation Services, Inc.
(5)	Frank Policastro, acting alone, has voting and dispositive control over the shares owned by Oil & Wine Ministries, Inc.
(6)	D. Forde, acting alone, has voting and dispositive control over the shares owned by Old Man Sea Service, LLC.
(7)
Scott Cornette, acting alone, has voting and dispositive control over the 5,000 shares owned by Professional Painting and Home Improvements, Inc.  Scott Cornette owns 105,000 shares in his individual name

(8)	H. Jackson Gregory, acting alone, has voting and dispositive control over the shares owned by The Gregory Company, Inc.
(9)	Nancy D. Carlson is trustee, acting alone, has voting and dispostive control over these shares.
(10)	Nancy D. Carlson, Craig C. Carlson, Cavan C. Carlson and Charlie C. Carlson are related parties and as such have beneficial ownership of the shares owned by each other.
(11)	Patricia R., Alex Scott Cornette and Scott S. Cornette are related parties and as such have beneficial ownership of the shares owned by each other.
-12	David M. Fulcher, Kristin A. Fulcher, David M. Fulcher, Sr. and Brittany C. Fulcher are related parties and as such have beneficial ownership of the shares owned by each other.
(13)	Delores and Paul Herman are related parties and as such have beneficial ownership of the shares held by each other.
(14)	Deborah R. Morris and Phillip R. Morris are related parties and as such have beneficial ownership of the shares held by each other.
(15)	Mimi C. Powell and Robert G. Powell are related parties and as such have beneficial ownership of the shares held by each other.
(16)	David W. Rogers and William E. Rogers are related parties and as such have beneficial ownership of the shares held by each other.
(17)	Ashley Story Walden, Clara Kate Walden and Georgia Ann Walden are related parties and as such have beneficial ownership of the shares held by each other.
(18)	Renne P. Watson and Gregory W. Watson are related parties and as such have beneficial ownership of the shares held by each other.
(19)	Michael William Wilson and Christopher Jimmy Wilson are related parties and as such have beneficial ownership of the shares held by each other.
(20)	Kathy Heffernan is trustee, acting alone, has voting and dispositive control over these shares.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

ITEM 8.    PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.02 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $27,032.55.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of Three Hundred and Twenty Five Million (325,000,000) shares of capital stock, of which 300,000,000 shares are common stock, $0.001 par value per share, and 25,000,000 share are preferred stock, $0.001 par value per share.

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share. Currently we have 181,133,000 shares of common stock issued and outstanding as of December 31, 2011.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are authorized to issue 25,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock may be divided into number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Currently there are no preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Currently we do have a stock transfer agent: Issuer Direct.

ITEM 10.  INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Bradley E. Essman, P.A. located at 118 East Tarpon Avenue, Suite 213, Tarpon Springs, Florida 34689 has passed on the validity of the common stock being offered pursuant to this registration statement.

The financial statements included in this prospectus and the registration statement have been audited by Berman & Company, P.A., our independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ITEM 11.  INFORMATION ABOUT THE REGISTRANT

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of Nevada on August 7, 2009. We are a development stage company in the convenience store and retail gasoline industry. At present the company does not have consulting contracts or any locations. Mr. Pete Iodice is our sole officer and director, as well as our controlling stockholder.

The Company will not voluntarily send an annual report to shareholders.  The Company will file reports with the Securities and Exchange Commission and the public may read a copy of any materials we file with the Commission. You may obtain copies of these reports directly from us or from the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington, D.C. 20549, on official business days between 10am and 3pm and you may obtain information about obtaining access to the Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains information for electronic filers at its website http://www.sec.gov.

The company has developed a two-stage business plan that initially focuses on organic growth through consulting services and then raising capital to acquire distressed assets in the same industry.

STAGE ONE - CONSULTING SERVICES

We will provide consulting services to third party companies in the convenience store and retail gasoline business.  We anticipate that this will be a core part of our business for the foreseeable future. We will receive fees for our services on an hourly rate or monthly fee basis and usually enter into multi-month agreements with clients which include some type of retainer payment. We intend to further develop our consulting services by the hiring additional personnel with the appropriate expertise. We do not currently have any clients.

Initially, our management will devote 100% of its time to market and provide consulting services. It is our intention that revenues will be derived from providing consulting services to independent third parties.

Stage 1 - (Consulting Services) - General

We will provide a broad range of consulting services to third party companies which include following activities:

1.	Review long-term planning and annual budgeting. We will recommend alternative courses of action and strategy for both sales and marketing as well as financing.
2.	Assist in assessing operating and strategic objectives, including new business development. We may recommend alternatives to a client’s current business development.
3.
Review major business factors in which the client operates, including trends and market growth with respect to competitors and the market as a whole. Recommend initiatives to increase market share in light of indicated trends (e.g., introduction of new products and services, etc.)

4.	Advise as to senior management structure, compensation, recruitment, retention, incentives, and development.
5.	Review competitive product and service offerings. Recommend initiatives to strengthen the clients product and service offerings.
6.	Provide the client with advice with respect to identifying new cash generation sources for a client’s products or services.
7.	Assist in identifying debt, equity, and other capital raising opportunities.
8.	Assist in evaluating cost structure, including service delivery costs. Recommend alternatives to modify business models, improve service capabilities, and lower costs.

We will receive fees for our services on an hourly rate or monthly fee basis and plan to enter into multi-month agreements with clients which include some type of retainer payment. We intend to further develop our consulting practice by the hiring of additional personnel with the appropriate expertise.

Stage 1 - (Consulting Services) - Marketing

We will market our consulting services directly to potential clients. We expect to create a sales and marketing program that will include direct participation by management in various industry conferences and the preparation and distribution of sales materials to attendees of such conferences as well to potential clients on a selective basis. Industry conferences are generally week-long events where experts in one particular industry discuss current industry issues and are attended by companies in that industry as well as professional services providers for the industry such as attorneys, accountants, investment brokers and consultants.

The Company will proceed with its business plan by initially offering consulting services led by Pete Iodice along with one (1) or two (2) individuals to help the Company implement the consulting part of the Company’s initial business model. By way of example, Mr. Iodice has developed many relationships with outside third party consultants through the local, state and national associations in the convenience store industry. He plans to call on these contacts to help perform the consulting component of the Company’s business model.

Here are additional details on the Company’s plan of operations for the next twelve (12) months that principally focus on Stage 1 of our business plan.

The objective is to perform consulting services for other convenience store (“c-store”) operators in the South Carolina area.

For milestone one, we will identify c-store operators in need of consulting services in our service area. We will target at least 10 groups. Once we identify targets, we will proposed a 12-month minimum consulting contract on an hourly or lump sum basis.

For milestone two, we will pitch c-store operators on consulting services the Company can provide, including: evaluating/valuing the operations for a future sale; evaluating current in-store programs including vendor performance and branding image; helping with in-store performance improvement e.g. evaluating re-brand as an option for a group of c-stores, 6 or more; reviewing in-store inventory loss; and, improving associate customer care performance.

For milestone three, we will create an present a proposal and contract for services. The two options we will present including contracting on a lump-sum contract where the quote depends on scope and statement of work; and time and materials basis e.g. $125/hour.

For milestone four, we will provide the consulting services as described above. During the consulting process, the Company will locate undervalued properties in which we would then be able to take advantage of an opportunity to acquire them.

For milestone five, we will make additional recommendations as appropriate and revise the consulting contract as needed.

Here is an example of four (4) phase consulting service engagement we can provide:

For phase one “pre-visit,” we receive operations and systems manuals, analyze financial and marketing data, and review existing strategy and marketplace positioning for the client in question.

For phase two “on-site review,” we visit store location(s), meet with appropriate personnel, observe and critique current practices and procedures, and then assess competition in each select location’s trading area.

For phase three “documentation,” we conduct an analysis of the data and issue a report of finings.

For phase four “implementation, “ we develop a detailed action plan and timetable customized to the client’s specific needs, agree on roles, responsibilities, and accountabilities, and then successfully implement the plan.

Estimated Expenses:  Expenses will include Mr. Iodice’s consulting fees, plus that of a contractor or employee if required for that particular engagement. It is Mr. Iodice’s intent during the next twelve (12) months of operations to keep costs as low as possible. And, Mr. Iodice is willing and able to do the majority of the work by himself. If consulting services can be rendered locally, then travel and expenses will be minimal. However, if clients require Mr. Iodice to be on-site at a remote location, then these expenses will be higher i.e. travel (airfare) and accommodations (hotel).

Expected Source of Funding: With respect to funding, the Company will require an advance deposit from clients before starting project work. Thereafter, regular payments received in a timely manner will be required to continue the process. So, essentially the client will be funding the work to be performed. If other work above and beyond what Mr. Iodice can do must be performed, then Mr. Iodice will identify a third party contractor/vendor who can perform those services for the client. This will not cost the Company anything as that resource will be hired directly by the client. Notwithstanding the forgoing, if the client requires the Company to do so instead, then the Company will make sure the same payment arrangement applies e.g. pre-payment before work is performed. Thereafter, the same payment arrangement will be required as with the consulting agreement i.e. a deposit and then regular payments throughout the project.

If for whatever reason the Company has trouble securing consulting contracts for the next twelve months, then Mr. Iodice is prepared to fund the operations during this time period to make up for any short fall that may occur after the filing is effective for the first twelve months of operations.

STAGE TWO – ORGANIC DEVELOPMENT

The second stage of our business plan entails identifying undervalued and distressed assets (e.g. store businesses) and examining them in an attempt to ascertain whether they would be a good candidate for an acquisition, a lease arrangement, a license agreement or some other business relationship. Typically, we will focus on smaller properties capable of supporting sales of less than $100 million. We will consider truck stops or travel centers which pump 300,000-to-400,000 gallons per month.

We plan to fund our acquisitions in one of the following four ways: (1) debt financing, (2) seller financing, (3) acquire the locations under a management agreement which would also includes a purchase agreement with certain terms of purchase for the locations, assuming certain debt which would convert into equity as the debt was paid down during the management agreement period and such equity would then be used as our equity into the transaction, (4) by other financing if needed. We believe that the current owners of some distressed locations may be willing to provide owner financing in order for their locations to remain open and to be able to keep their associates employed.

The next step will be to install the proper management and programs, in each location as a company store, having the company operate and/or lease each location out to an independent operator while the company maintains a long term fuel supply agreement. Each store location will offer gas and normal convenience store items. The stores will retain a standard outside look, but it will not be a franchise. The locations will be standardized with the same product mix.

We will focus on the fixed and controllable aspects of the convenience store industry to help create a predictable revenue stream. By way of example, we will maintain one or more long-term fuel supply agreement(s) and act as the landlord. By focusing on the fuel supply agreement and recruiting seasoned, on-site, independent operators such as a family operation where they can control day-to-day operations, including merchandise agreements, we delegate the day-to-day operations. This approach will allow senior leadership to focus on executing a long-term business strategy based on organic growth, competitive position and industry dynamics.

We believe we can benefit from several important industry trends and characteristics, including:

•
Ongoing shift of consumer food and general merchandise purchases away from traditional supermarkets to mass merchants, club warehouses and convenience stores, the latter of which is driven by consumers’ desire for convenience in daily shopping needs;

•	Changing consumer demographics and eating patterns resulting in more food consumed away from home; and,
•	Continued opportunities to grow through acquisition as a result of industry fragmentation.

Our plan is to have an independently operated convenience store chain in the southeastern United States. Our stores will be generally situated in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns which are among the fastest growing states in terms of population, employment and gross state product.

Stage 2 - (Organic Development) - Growth Strategy

We believe that there is opportunity to increase sales, productivity and profitability through the implementation of our operating strategy at soon-to-be acquired properties and our planned strategy to increase our property base in existing markets and expand into contiguous markets. Specific elements of our planned growth strategy include the following:

New Store Growth. We believe that growth through property acquisition is currently more economically attractive than growth through new store development because:

•	Acquired properties provide an instant installed base of revenue and cash flow;
•	We are able to grow more rapidly, thus providing increased benefits of larger size;
•	We are able to enter new markets without adding merchandise square footage or additional gasoline outlets to these markets;
•	Acquisitions provide access to established high quality locations and to markets that restrict new store development through stringent environmental and zoning regulations; and
•	Acquiring properties is a lower cost alternative to developing new properties.

With tens of thousands of convenience properties operating in our market, we believe there are enough attractive acquisition opportunities to potentially increase our property base in planned markets and expand into contiguous markets.

In evaluating potential acquisition candidates, we consider a number of factors, including:

•	Strategic fit and desirability of location;
•	Price;
•	Ability to improve productivity and profitability of a location through the implementation of our operating strategy; and
•	Financial impact.

Our strategy is to realize growth and cost savings from acquisitions through:

•	Remerchandising acquired properties with more SKUs and branded merchandise;
•	Upgrading facilities and gasoline equipment;
•	Changing selected sites to branded gasoline suppliers;
•	Negotiating better terms with our suppliers; and
•	Spreading costs over a greater store base, eliminate duplicative overhead and centralize functions such as purchasing, accounting, payroll and other administrative functions.

Take for example the marketing units of large refineries who endeavor to pay store operators to rebrand and standardize their locations with the same signage when they sell twenty million plus (20,000,000+) gallons a year. The Company will be in a better position to receive marketing dollars from these refineries.

In addition, the Company will be in a better position when dealing for property because sellers will be motivated to let the Company have an opportunity on a piece of property by being a larger player. And, we would also have them come to us as opposed to always having to search them out. Case in point, there are segments along the U.S. interstate highway systems that we consider to be strategic where we have no presence. We intend to pursue acquisitions in these locations. We will regularly evaluate opportunities to expand through acquisitions, some of which may be significant in size.

We believe these initiatives will provide for significant improvement in the performance of newly acquired properties and typically yield results within the first six to twelve months following the acquisition.

Our planned acquisition strategy will be complemented by a new property development program in existing and contiguous markets. In opening new locations, we will focus on selecting property sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to each location.

Another good example of an acquisition target are many of the  travel centers originally developed years ago when prime real estate locations along the interstate highway system were more readily available than they are today. Since we believe these prime real estate locations may be difficult to replicate, we see acquiring them an attractive price to possess durable competitive advantages when the property is run well.

While the Company has identified several target properties of interest that we would like to pursue in the future. we have not entered into formal negotiations or reached any definitive agreements in regards to future acquisitions.

Development.     We will have a standard design for new properties appropriate for markets in which we can obtain large parcels of land and where there appears to be sufficient demand to support additional services and a different standard design for markets in which less land is available or where there appears to be less or different potential business.

(Organic Development) - Store Operations / Operating Strategy

The company seeks to implement the following operating strategy:

Gasoline Operations. We plan to purchase fuel from one or more supplier(s) under contract. By establishing this supply relationship, we believe we will be able to effectively obtain the best price from our fuel suppliers.  The fuel is purchased at the stated rack price, or market price, quoted at each terminal as adjusted per the contract. The initial terms of these supply agreements range from one (1) to five (5) years and generally contain minimum annual purchase requirements as well as provisions for various payments to us based on volume of purchases and vendor allowances.

Gasoline supply agreements typically contain provisions relating to payment terms, compliance with the supplier’s requirements, minimum use of credit cards, insurance coverage and compliance with legal and environmental requirements. As is typical in the industry, gasoline suppliers generally can terminate the supply contracts if we do not comply with a reasonable and important requirement of the relationship, we fail to make payments which are due, or the supplier withdraws from marketing activities in the area in which we operate, and in connection with fraud, criminal misconduct, bankruptcy or insolvency involving our company.

As we acquire properties, we will implement a brand consolidation project, which we believe will enable us to provide a more consistent operating identity while helping us in our efforts to optimize our gasoline gallon growth and gross profit dollars. In addition, we will negotiate a principal gasoline supply contract, enabling us to better leverage our purchasing power.

Generally, we attempt to pass along wholesale gasoline cost changes to our customers through retail price changes. However, our ability to pass along wholesale cost changes is influenced by gasoline market conditions and the retail prices offered by our competitors. We make no assurances that significant volatility in gasoline wholesale prices will not negatively affect gasoline gross margins or demand for gasoline within our markets.

Product and Service Offering.    We plan to offer many products and services to complement our fuel business. Each location will have a selection of over 1000 items, including food and snack items, beverages, non-prescription drug and beauty aids, batteries, automobile accessories, and music and video products. These offerings will be designed for the family vacationers, travel enthusiasts, and truck driver's on the road lifestyle, including laundry supplies, clothing and truck accessories.

Once we acquire a property, it will be subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new property in a particular area.

Commission Income. Our commission income will be derived from lottery ticket sales, money orders, car wash, public telephones, ATMs, amusement and other ancillary product and service offerings. This category will be an important aspect of our merchandise operations because we believe it attracts new customers as well as provides additional services for existing customers.

Stage 2 (Organic Development) - Locations

As of November 30, 2011, the company does not have any locations owned.

Stage 2 (Organic Development) - Acquisition Activity and Selection

We plan to focus on acquiring properties within our existing and contiguous marketing areas. In evaluating potential acquisition candidates, we consider a number of factors including:

•	Strategic fit and desirability of location;
•	Price;
•	Ability to improve productivity and profitability of a location through the implementation of our operating strategy; and
•	Financial impact.

We believe the advantages of these acquired locations include demonstrated revenue, growth and market characteristics. We also believe acquired properties will have a lower risk profile and higher average return on investment than traditional new store development programs.

Stage 2 (Organic Development)  - Site Selection

In opening new locations in the future, we will focus on selecting sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access. In selecting sites for new locations, we plan to use an evaluation process designed to enhance our return on investment by focusing on market area demographics, population density, traffic volume, visibility, ease of access and economic development in the market area. We will also review the location of competitors and customer activity.

Stage 2 (Organic Development)  - Upgrading Facilities and Equipment

We plan to upgrade facilities and equipment at acquired locations, including gasoline equipment upgrades. Our renovation program will be an integral part of our operating strategy. We will continually evaluate the performance of individual properties and periodically upgrade facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment.

Typical upgrades for many locations in the future may include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for our gasoline operations may include multi-product dispensers and pay-at-the-pump credit card readers to enhance customer convenience and service and the installation of underground storage tank, leak detection and other equipment in accordance with applicable EPA regulations.

Stage 2 (Organic Development)  - Operations

Each property will be staffed with a manager, an assistant manager and sales associates who work various shifts to enable most stores to remain open 24 hours a day, seven days a week. Corporate management will oversee independent-operator stores. Field operations personnel will also monitor property conditions, maintenance and customer service through a regular visitation program.

Stage 2 (Organic Development)  - Technology and Automation

In the future, we plan to utilize information systems and application programs for our core business systems, such as accounting, financial reporting and payroll. We also plan to install newer and more reliable mid-range system hardware to support these applications and our continued growth.

In addition to facilitating integration of future acquisitions, these new systems will enable us to adjust merchandise margin and mix, monitor inventory levels, implement pricing by geographic area, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication.

COMPETITION

The Company initially plans to compete in the State of South Carolina for business. The Company has two (2) classes of competition: convenience store consulting organizations and convenience store operators.

In terms of the first, competitors include b2b Solutions LLC and Impact 21 Group LLC which are niche-oriented advisory and consulting services firms specific to the industry. Other competitors include global management consulting firms which offer a full range of consulting and outsourcing services. We may also compete with services providers who provide consulting services to their clients. We believe that the principal competitive factors in the industries in which we compete include: our perceived ability to add value, reputation, client references, scope of services, niche expertise, and ability to deliver services on a timely basis and price. Potential clients will typically retain us on a non-exclusive basis. In addition, a client may choose to use its own resources rather than engage an outside firm for the types of services we provide. As mentioned above, we will compete by utilizing the contacts of Mr. Iodice as the sole source of prospective clients for our services. We expect to broaden the business after we have been able to conduct a sales and marketing program.

With respect to the second group of competitors, they include the largest regional convenience store operators in South Carolina, namely, The Pantry, VPS Convenience Store Group (e.g. operating under the Scotchman brand name, et al.), and Hess. It’s important to note that the Company will not compete head-to-head with these entities. Rather, we will go to smaller, under-served areas of the state where these groups do not have a strong local presence. Next, we will identify areas where the local community would benefit from the ease, accessibility, comfort and utility that we can deliver in a convenience store experience and create a local footprint there.

It is important to note that the convenience store and retail gasoline industries are highly competitive. We will compete with numerous other convenience stores, supermarkets, superstores, drug stores, discount clubs, gasoline service stations, fast food operations and other similar retail outlets.  In some potential markets, our competitors have been in existence longer and have greater financial, marketing and other resources than us. The potential performance of individual properties may be affected by changes in traffic patterns and the type, number and location of the competition. Principal competitive factors include location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, factors such as inflation, increased labor and benefit costs and the lack of availability of experienced management and hourly employees may adversely affect the convenience store industry. We believe that a modernized property base, strategic mix of locations, gasoline offerings and use of competitive market data will help us optimize competitive gasoline pricing, combined with our management’s expertise will provides us with competitive advantages and allows us to effectively react to changes in the competitive environment.

Current Operations

Our wholly owned subsidiary, Travel Center Partners, Inc. (“TCP”) has entered into a contract to purchase a Shell branded station, convenience store and car wash in South Carolina. The purchase price for the property is Four Million, Four Hundred Thousand Dollars ($4,400,000). Closing is scheduled for November 1, 2012. Closing of the transaction is subject to the Company's obtaining financing. There is no assurance that such financing will be obtained and no assurance that this transaction will close. The Company has not made any financing arrangements to date.

TCP is currently managing this store under a separate management contract that commenced on December 1, 2011 and terminates on the date of closing for the store and property. The management contract calls for TCP to pay the Seller $6,500 per month, $1,900 in car payments, $1,500 for health insurance, $14,000 toward the bank payment and power bill of the property, and all other expenses, including insurance and taxes. The family of the Sellers is allowed to receive gasoline and wash services for their automobiles without charge. TCP must pay all of the payable accounts of the business within six months from the date of the contract. At the time of closing of the purchase of the property, TCP must purchase the existing gasoline in the station's tanks.

INDUSTRY OVERVIEW

The United States convenience store industry is large and undergoing change. According to the National Association of Convenience Stores (“NACS”), the U.S. convenience store industry had more than $624 billion in sales and 144,541 stores as of December 31, 2009, a decrease 0.2 percent. This is the second straight year store count has declined and only the fourth time in the last 15 years that the industry’s store count has declined. The count also declined in 1994, 2003 and 2008.

While the recent trend has been downward sloping, we believe the convenience store industry exhibits several characteristics that have historically tended to insulate it from seasonality and global and domestic economic trends.

These characteristics include:

•
Convenience Stores Offer More Convenience. Convenience stores offer speed of service to time-starved consumers who want to get in and out of the store quickly. These shoppers recognize this channel of trade for its convenient locations, extended hours of operation, one-stop shopping with sales of necessity items, grab-and-go foodservice, variety of merchandise and fast transactions (e.g. small average transaction size).

•
Motor Fuel Sales Account for 72 Percent of Total Sales. Convenience stores sell the majority of gasoline purchased in the country — more than 80 percent of all fuel sold in the United States in 2008. Of the 144,875 convenience stores in the United States, 114,673 sell motor fuels (79 percent) for a total of $450 billion in motor fuel sales for 2009.

The convenience store business consists of two primary categories: merchandise, with 2009 sales of $174 billion, and gasoline, with 2009 sales of $450 billion. The trend to combine gasoline, a key necessity item, with merchandise-selling stores has played an important role in the growth of the industry. Major merchandise categories include cigarettes, beer, packaged beverages, food service and candy.

Average merchandise margins have remained relatively stable, but have increased as a percentage of merchandise revenue. The convenience store industry has steadily increased its market share of gasoline sales from approximately 30% in 1988 to 56% in 1997 to 70% in 2009. This trend can be attributed to an increase in the number of convenience stores selling gasoline, consumer preferences and a decrease in the number of gasoline service stations. Gasoline margins have remained relatively stable despite fluctuations in retail gas prices. Other sources of revenue at convenience stores include lottery commissions, money order commissions, and ATM machines.

The convenience store industry provides opportunities for a large, well-managed operator to realize cost savings and operating efficiencies and increase sales and profitability due to the industry's high degree of fragmentation, major oil companies existing the business, lack of merchandising focus and insufficient capital investment.

Highly Fragmented Industry. The convenience store industry is fragmented. Industry participants have historically consisted of oil and gas operators, smaller independent chains, "mom-and-pop" stores and sole proprietorships. Several factors will continue to drive consolidation in the industry.  These factors include:

•	Independent operators' desire for liquidity;
•	Non-competitiveness of small operators as other industry participants become larger and efficient;
•	Increasing environmental regulations that have resulted in higher capital costs; and,
•	Higher new-store development costs.

Major Oil Companies Exiting The Business. In the 1980s and 1990s, major oil companies had a stronger presence in retail convenience stores. Today, competition has pressured many oil giants out of the retail gas and convenience store market. According to NACS figures, less than 7 percent of fuel retailing stores are now owned by one of the five major oil companies.

Lack of Merchandising Focus. Many convenience store operators have been in the gasoline business, with little focus on merchandising. Smaller independent chains and "mom-and-pop" operators generally lack sophisticated merchandising capabilities due to their limited size, capital constraints and technological limitations.

Insufficient Capital Investment. Many convenience store operators have made only limited capital investments in facility improvements and technological advances.

Such improvements and innovations, which can increase sales and profits, include:

Attractive Well-Lit Facilities. Improvements to signage, lighting, canopies, paint, in-store restrooms, interior decor and fixtures and overall exterior appearance enhance store visibility and create a greater sense of security, which attract customers.

Pay-at-the-Pump Credit Card Readers. Pay-at-the pump credit card readers enable the customer to refuel and pay automatically at the pump. We believe that pay-at-the-pump credit card readers improve customer traffic because of increased safety and convenience and increase both gasoline and merchandise sales.

Multi-Product Dispensers. Multi-product dispensers allow customers to access all fuel options at one pump, and consequently increase traffic throughput and gasoline volume potential. We also believe that convenience stores with multi-product dispensers typically sell a higher percentage of higher grade, higher margin gasoline than other convenience stores.

Technology and Store Automation. These systems can improve an operator's ability to adjust merchandise margin and mix, monitor inventory levels, implement pricing by geographic area, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication between individual stores, field personnel and headquarters.

The current industry environment has created growth opportunities for a small industry player with experienced management team, strong independent-operator focus and access to capital.

Small industry players in good standing with access to capital have an opportunity to purchase distressed properties or enter into attractive leasing contracts at deep discounts. This opportunity is precipitated by a difficult economic climate, falling real estate prices, and motivated convenience store owner/operators, struggling to survive, and looking for a way out.  At the same time, many banks are motivated to short sell underperforming loans to clear their balance sheets. This combination of low real estate prices, low percentage rate loans, and economies of scale realized through aggregating single store operations into a cohesive group, creates new synergies through stronger purchasing power as well as new opportunities for growth to help the Company perform more effectively.

INDUSTRY CHARACTERISTICS

Foodservice at Convenience Stores. Convenience stores continue to evolve from simple gas stations that happen to sell food to stores that happen to sell fresh prepared foods.

Beer Sales.The majority of convenience stores sell beer, accounting for nearly one-third of all beer purchased in the United States, about 93 percent of which is sold cold. In fact, the U.S. convenience store industry sells more than 2 billion gallons of beer a year – roughly one-third of all the beer purchased in the Unites States.

Candy Sales. Candy is a high-impulse item in convenience stores. In fact, many shoppers (49 percent) report that their candy purchases were unplanned, according to global research firm Envirosell.

Coffee Sales. Convenience stores are one of the preferred destinations for coffee drinkers. Consumers stop to buy coffee more than they fill up their cars, providing convenience stores with an opportunity to build loyalty and repeat sales.

Technology. The integration of technology into convenience stores continues at a fast pace. Over the past decade, the convenience store industry has gone from being a technology laggard to a technology leader in using new technologies to deliver convenience.

Trademarks and Copyrights

We do not own any patents or trademarks.

Employees

As of November 30, 2011, we have one full time and two part time employees, and plan to employ more qualified employees in the near future. We plan to keep staff at a minimum to minimize overhead. Further details are described in the Plan of Operations below.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 3170 Holmestown Road, Myrtle Beach, SC 29588, and our telephone number is (843) 274-5974. We lease the office space for at a rate of $600 per month and our lease expires in December 2012.

LEGAL PROCEEDING

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, applying for a quotation does not insure our securities will be traded or that a market will materialize. we can provide no assurance that our shares of common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.
Holders of Capital Stock

As of the date of this registration statement, we had 328 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

Plan of Operations

We are a development stage company in the convenience store and retail gasoline industry. At present the company does not have any consulting contracts or locations.

We will initially focus on consulting in the convenience store and retail gasoline industry. We will keep staff at a minimum to minimize overhead. Once this filing is effective, Mr. Iodice will retain one (1) or two (2) individuals as outside consultants to help implement the consulting portion of the Company’s business plan. Thereafter, he will identify undervalued and distressed assets and the company will purchase them. Typically, the company will focus on smaller properties capable of supporting sales of less than $100 million. We will consider truck stops or travel centers which pump 300,000-to-400,000 gallons per month.

The next step will be to retain and/or install the proper management and programs, turn around the deficiencies, install better management policies and then keep the location as a company store, having the company operate and/or lease each location out to an independent operator while the company maintains a long term fuel supply agreement. Mr. Iodice will execute these plans with the help of the outside consultant relationships that Mr. Iodice has maintained over the years. (This will be with all store locations.) Each store location will offer gas and normal convenience store items. The stores will retain a standard outside look, but it will not be a franchise. The locations will be standardized with the same product mix.

Limited Operating History

We have generated no independent financial history and have not previously demonstrated that we will be able to expand our business. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our business model and/or sales methods.
Corporate History

The date of our incorporation was August 7, 2009.

Results of Operations

For the period from August 7, 2009 (inception), to August 31 , 2011, we had $0 in revenue. Expenses for the period totaled $665,465 resulting in a net loss of $636,483.  Expenses for the period consisted of $665,465 for General and administrative expenses. We received other income of $28,982.

Capital Liquidity and Resources

As of August 31, 2011, we had total assets equal to $ 18,167. As of August 31 , 2011, we had cash equal to $3,616.

Based upon the above, we believe that we have enough cash to support our daily operations while we are attempting to commence operations and produce revenues. However, if we are unable to satisfy our cash requirements we may be unable to proceed with our plan of operations.  We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in reaching our initial revenue targets, additional funds may be required. Should this occur the Company will entertain both the issuance of additional equity as well as debt obligations to raise additional capital in order to grow its business. While the Company has made contact with a few lenders and investors, we have not entered into any definitive financing transactions.

If we are not able to proceed with our business plan for the development and marketing of our core services, we will suspend or cease operations.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future.

Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended August 31, 2011 and assumptions affect, among others, the following:

●	estimated fair value of share based payments
●	estimated useful life of vehicle
●	estimated valuation allowance for deferred tax assets, due to continuing losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants, warrants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At November 30, 2009, the Company did not record any liabilities for uncertain tax positions.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820); Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S.GAAP and IFRSs. The guidance in ASU 2011-04 changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurement, including clarification of the FASB's intent about the publication of existing fair value and disclosure requirements and changing a particular principle or requirement for measuring fair value or for disclosing information about fair value measurement. The amendments in the ASU should be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The adoption of this guidance is not expected to have a material effect on the Company's financial position or results of operation.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of November 30, 2010. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Board of Directors

Peter Iodice -- Director

Executive Officers

NAME	AGE	POSITION
Peter Iodice	60	President, Chief Executive Officer, Chief Financial Officer and Secretary

Robert Nash	51	Senior Vice President

George Heffernan	58	Director of Business Development

Peter Iodice, President, Chief Executive Officer, Chief Financial Officer and Secretary

Mr. Iodice is involved in the development and operations of convenience stores and travel centers. He has served as President and his major responsibilities has been to oversee the overall operations of the units with his primary responsibility was to oversee the growth and expansion of the company. Prior to starting the Company.

Mr. Iodice is qualified to serve as our Director because he has been involved in the development and operations of convenience stores and travel centers for over twenty-five (25) years. Pete Iodice’s management experience in the convenience store industry started in 1974 after graduating from university. Mr. Iodice started in the management program with a large convenience store chain, and advanced to a district manager overseeing as many as fifteen (15) stores and over seventy-five (75+) employees as operator and manager. Later, Iodice managed a group of nine convenience stores and two 24-hour truck stops for Retail Convenience Stores, Inc. In 2000, Mr. Iodice formed and operated a wholesale fuel distribution business as a direct distributor for most major gasoline brands, selling over fifty million gallons per year. This business, Petroleum Products Southern, Inc. was sold in 2006, along with his interest in numerous convenience store locations. Mr. Iodice also maintains memberships in local, state and national associations and has and will continue to attend continuing education forums for the industry. For these reasons, Iodice is substantially experienced in this industry.   Mr. Iodice received his BBA degree in Management and Finance from the University of Georgia in 1973.

Robert J. Nash, Senior Vice President

Mr. Nash has over 25 years of experience in residential loan originations FHA, VA, Conventional, USDA Rural, sub-prime and private lenders. Mr. Nash has targeted commercial loan originations for the last three years, as broker with growing network of lenders in many niche programs. He specializes in originating loans secured with monthly account receivables, equipment, brick and mortar, unsecured lines of credit and private blanket loans. He has been but currently is not approved by the New York State Banking Department for residential loan originations. Mr. Nash has a degree in business from the Ridley-Lowell School of Business (equivalent to Associates Degree in Business Marketing).

George Heffernan, Director of Business Development

Mr. Heffernan has founded, owned and managed three independent insurance agencies, two premium finance companies, State Casualty Insurance Company. State Casualty, a property and casualty insurance company licensed in the State of Georgia, founded, owned and managed a construction company, which also involved renting and maintaining rental property, founded, and several trading services, including Index Analysis, which was a trading service that offered trading methods, a daily e-mail service and research/development of trading methods.

From 2004 – 2008 Mr. Heffernan was a private contractor/consultant with a large corporation producing investment income and paid on a performance basis only.

Mr. Heffernan has extensive knowledge and experience with the insurance industry, both in personal lines and commercial lines, as a retail and agent and as an insurance company executive. He has extensive knowledge and experience with all phases of residential and commercial construction, from site preparation, footings and foundation to framing and roofing, including installation and repair of all plumbing, plumbing fixtures. Installation and repair of all wiring and electrical apparatus. He has extensive knowledge and experience with stock and commodity markets, including technical analysis, fundamental analysis, money management and trading tactics and extensive knowledge and experience with research and development of stock and commodity trading systems and development. He is experienced with business startup, development, ownership and management. He is experienced with business risk management, lost control and loss prevention. Mr, Heffernan attended Augusta College, Augusta Georgia as a Business major.

Election of Directors

The Company will elect its Chairman every six years and other directors every five years.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our director or executive officers of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

We currently do not have separately designated audit, nominating or compensation committees. At this time we have no plans to designate separate board of directors committees.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended November 30, 2009, 2010 and to the nine months ended August 31, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Pete Iodice	2009 2010 2011	0 8,500 0	0 0 0	$300,000 0 0	*	0 0 0	0 0 0	0 0 0	0 0 0	300,000 8,500 0

Robert Nash	2010 2011	0 4,723	0 0	0 60,000	**	0 0	0 0	0 0	0 0	0 64,723

George Heffernan	2010 2011	0 0	0 0	0 0		0 0	0 0	0 0	0 0	0 0

Totals	2009 2010 2011	0 13,223 0	0 0 0	300000 60,000 0		0 0 0	0 0 0	0 0 0	0 0 0	300000 73223 0

*Mr. Iodice was issued 15,000,000 shares having a fair value of $300,000 for services rendered.
** Mr. Nash was awarded 3,000,000 shares having a fair value of $60,000 for services rendered.

Employment Agreements

Currently, we do not have an employment agreement in place with our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of the date of this Offering and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Peter Iodice (2) 5098 Business 17 Murrells Inlet, SC 29576	95,000,000	52.5%

Common Stock	Nancy & Craig D. Carlson (3) 403 68th Ave North Myrtle Beach, SC 29572	11,075,000	6.11%

Common Stock	Robert Nash (4) 8666 Gaskin Road Baldwinsville, NY 13027	6,761,300	3.73%

Common Stock	George & Kathy L. Heffernan (4) 405 68th Ave North Myrtle Beach, SC 29572	4,060,000	3.4%

	All executive officers and directors as a group (3 people)	107,941,300	59.6

	All officers and directors and 5% holders	119,016,300	65.7%

(1)	Based on 181,133,800 common shares issued and outstanding as of the date of this Offering.
(2)
Mr. Iodice is President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Includes 15,000,000 by the Iodice Family Trust, of which Mr. Iodice is Trustee.  Does not include 5,000,000 shares issued to Christopher Iodice for compensation, of which Mr. Iodice disclaims beneficial ownership and control.

(3)	Includes 11,000,000,000 shares held jointly by Nancy and Craigg D. Carlson and 75,000 shares held by Nancy Carlson as Trustee.
(4)	Mr. Nash is Senior Vice President of the Company.
(5)
Mr. Heffernan is Director of Business Developmebnt for the Comapny. Includes 2,070,000 shares held by Mr. Heffernan, 50,000 held by Kathy Heffernan alone, and 4,060,000 shares held by Kathy Heffernan as trustee, acting alone, upon which she has voting and dispositive control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In August 2009, the Company issued 15,000,000 shares of common stock, having a fair value of $300,000 ($0.02/share), to its founder for pre-incorporation services rendered, based upon the fair value of the services rendered.

During the period ended November 30, 2009, the Company’s Chief Executive Officer received advances from the Company totaling $35,280. These advances were non-interest bearing, unsecured and due on demand.  These advances were repaid in December 2009.

During the year ended November 30, 2010, the Company received advances from its Chief Executive Officer totaling $244,737. These advances bore interest at 8%, were unsecured and due on demand.

During the year ended November 30, 2010, the Company repaid a total of $244,263 to its Chief Executive Officer.

At November 30, 2010, the Company owes its Chief Executive Officer $474.

In October 2011, the Company paid Mr. Robert Nash 3,000,000 shares of Common Stock valued at $60,000. Mr. Nash is considered to be a promoter of the Company.

From January 2011 to August 2011, the Company employed George Heffernan as a consultant. Mr. Heffernan did not receive any remuneration during this period. Mr. Heffernan purchased his stock in the Company on the same terms as the other investors. Mr. Heffernan is considered to be a promoter of the Company.

On October 1, 2011, the company issued 35,000,000 shares valued at $700,000 to Peter Iodice.

On November 30, 2011, the Company issued 30,000,000 shares valued at $600,000 to Pete Iodice.
On November 30, 2011 the Company issued 15,000,000 valued at $300,000 to Peter Iodice Family Trust.

ITEM 12A.    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Compass Energy Holdings, Inc.
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

August 31, 2011

Page(s)
Balance Sheet – As of August 31, 2011 (Unaudited) and November 30, 2010	F-2

Statements of Operations –
Three and Nine Months Ended August 31, 2010, from August 7, 2009 (Inception) to August 31, 2010, and from August 7, 2009 (Inception) to August 31, 2011 (Unaudited)	F-3

Statements of Cash Flows –
Nine Months Ended August 31, 2011, from August 7, 2009 (Inception) to August 31, 2011, and from August 7, 2009 (Inception) to August 31, 2011 (Unaudited)	F-5

Notes to Financial Statements (Unaudited)	F-6 - F-14

November 30, 2010

Report of Independent Registered Public Accounting Firm	F-16

Balance Sheet – As of November 30, 2010	F-17

Statement of Operations –
From August 7, 2009 (Inception) to November 30, 2010	F-18

Statement of Changes in Stockholders’ Equity –
From August 7, 2009 (Inception) to November 30, 2010	F-19

Statement of Cash Flows –	F-20
From August 7, 2009 (Inception) to November 30, 2010

Notes to Financial Statements	F-21 - F-29

Compass Energy Holdings, Inc.
(A Development Stage Company)
Balance Sheets

	August 31, 2011	November 30, 2010
	(Unaudited)
Assets
Current Assets
Cash	$3,616	$8,885
Marketable securities	9,766	72,596
Prepaid expense	533	400
Total Current Assets	13,915	81,881

Vehicle and Equipment - net of accumulated depreciation of $1,569 and $734	4,252	4,261

Total Assets	$18,167	$86,142

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable and accrued liabilities	$31,418	$20,600
Margin loan	-	26,834
Loans payable - related party	1,032	474
Total Current Liabilities	32,450	47,908

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value; 25,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized;
38,696,000 and 36,445,000 shares issued and outstanding	38,696	36,445
Additional paid-in capital	584,504	550,905
Deficit accumulated during the development stage	(636,483)	(549,116)
Stock subscription receivable	(1,000)	-
Total Stockholders' Equity (Deficit)	(14,283)	38,234

Total Liabilities and Stockholders' Equity (Deficit)	$18,167	$86,142

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statements of Operations
(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,		August 7, 2009 (Inception)
	2011	2010	2011	2010	to August 31, 2011

General and administrative expenses	$35,272	$5,295	$90,815	$85,639	$665,465

Loss from operations	(35,272)	(5,295)	(90,815)	(85,639)	(665,465)

Other income (expense)
Dividend income	56	210	93	1,021	1,319
Realized gain (loss) on sale of trading securities	(9,195)	1,527	(2,411)	25,418	29,868
Unrealized gain (loss) on trading securities	3,426	(5,283)	5,766	(18,819)	(2,205)
Total other income - net	(5,713)	(3,546)	3,448	7,620	28,982

Net loss	$(40,985)	$(8,841)	$(87,367)	$(78,019)	$(636,483)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.02)

Weighted average number of common shares outstanding
during the period - basic and diluted	36,949,576	36,445,000	36,614,420	36,184,170	33,086,287

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
From August 7, 2009 (Inception) to August 31, 2011
(Unaudited)

	Common Stock, $0.001 Par Value		Additional Paid In	Deficit Accumulated During the Development	Subscription	Total Stockholders'
	Shares	Amount	Capital	Stage	Receivable	Deficit

Stock issued for pre-incorporation services - founder ($0.02/share)	15,000,000	$15,000	$285,000	$-	$-	$300,000

Stock issued for services rendered ($0.02/share)	300,000	300	5,700	-	-	$6,000

Proceeds from the issuance of common stock ($0.02/share)	15,460,000	15,460	293,740	-	(900)	308,300

Cash paid as direct offering costs	-	-	(112,600)	-	-	(112,600)

Net loss for the period from August 7, 2009 (inception) to November 30, 2009	-	-	-	(379,967)	-	(379,967)

Balance - November 30, 2009	30,760,000	30,760	471,840	(379,967)	(900)	121,733

Collection of prior period stock subscription	-	-	-	-	900	900

Proceeds from the issuance of common stock ($0.02/share)	5,685,000	5,685	108,015	-	-	113,700

Cash paid as direct offering costs	-	-	(28,950)	-	-	(28,950)

Net loss for the year ended November 30, 2010	-	-	-	(169,149)	-	(169,149)

Balance - November 30, 2010	36,445,000	36,445	550,905	(549,116)	-	38,234

Proceeds from the issuance of common stock ($0.01/share)	916,000	916	8,234	-	(1,000)	8,150

Proceeds from the issuance of common stock ($0.02/share)	1,335,000	1,335	25,365	-	-	26,700

Net loss for the nine months ended August 31, 2011	-	-	-	(87,367)	-	(87,367)

Balance - August 31, 2011	38,696,000	38,696	$584,504	$(636,483)	$(1,000)	$(14,283)

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

	Nine Months Ended August 31,		August 7, 2009 (Inception)
CASH FLOWS FROM OPERATING ACTIVITIES:	2011	2010	to August 31, 2011

Net loss	$(87,367)	$(78,019)	$(636,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized gain on sale of trading securities	2,411	(25,417)	(29,868)
Unrealized (gain) loss on trading securities	(5,766)	18,820	2,205
Stock issued for pre-incorporation services - founder	-	-	300,000
Stock issued for legal services rendered	-	-	6,000
Depreciation	835	484	1,569
Changes in operating assets and liabilities:
(Increase)/Decrease in:
Prepaid expense	(133)	-	(533)
Increase/(Decrease) in:
Accounts payable and accrued liabilities	10,818	(28,472)	31,418
Net Cash Provided By (Used In) Operating Activities	(79,202)	(112,604)	(325,692)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of trading securities	(349,110)	(806,891)	(1,453,454)
Proceeds from sale of trading securities	415,295	726,129	1,471,351
Shareholder repayment	-	35,280	-
Purchase of vehicle and equipment	(826)	(4,995)	(5,821)
Net Cash Provided By (Used In) Investing Activities	65,359	(50,477)	12,076

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable - related party	71,375	196,553	316,112
Repayments on loans - related party	(70,817)	(186,504)	(315,080)
Repayment of margin loan	(26,834)	-	-
Proceeds from issuance of common stock	34,850	114,600	457,750
Cash paid as direct offering costs	-	(28,950)	(141,550)
Net Cash Provided By (Used In) Financing Activities	8,574	95,699	317,232

Net Increase (decrease) in Cash and Cash Equivalents	(5,269)	(67,382)	3,616

Cash and Cash Equivalents - Beginning of Period	8,885	132,558	-

Cash and Cash Equivalents - End of Period	$3,616	$65,176	$3,616

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$-	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock issued for subscription receivable	$1,000	$-	$1,000

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Note 1 Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form S-1, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the years ended November 30, 2010 and 2009.  The interim results for the period ended August 31, 2011 are not necessarily indicative of results for the full fiscal year.

Note 2 Nature of Operations

Compass Energy Holdings, Inc. (the “Company”), was incorporated in the State of Nevada on August 7, 2009.

The Company intends to become involved in the development and operation of convenience stores.

Note 3 Summary of Significant Accounting Policies

Development Stage

The Company's unaudited interim financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing and further implementation of the business plan. The Company has not generated any revenues from operations since inception.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

The Company’s management frequently trades equity securities.  There is risk that the fair value or expected future cash flows of a financial instrument will fluctuate because of changes in market prices.  There also is no guarantee that the security will remain liquid and the Company could encounter significant delays in its ability to liquidate a position.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management has concluded that the following estimates and assumptions may affect the financial statements:

● estimated fair value of share based payments;
● estimated useful life of vehicle; and
● estimated valuation allowance for deferred tax assets, due to continuing losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  The Company had cash equivalents of $0 and $1,378 at August 31, 2011 and November 30, 2010, respectively.

Marketable Securities

At the time of acquisition, a security is designated as trading, available-for-sale, or held-to-maturity, which depends on the Company’s ability and intent.

Securities classified as trading and available-for-sale are reported at fair value, while securities classified as held-to-maturity are reported at amortized cost.

Any unrealized gains and losses on available for sale securities are reported as other comprehensive income (loss). Realized gains (losses) are computed on a specific identification basis and are recorded in net capital gains (losses) on investments in the statements of operations.

The Company sells securities as part of the management of the investment portfolio. Accordingly, all securities held at August 31, 2011 are designated as trading. Securities classified as trading are reported at fair value, with realized and unrealized gains and losses included in earnings.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Vehicle and Equipment

The Company acquired a vehicle in 2010, which is stated at cost, and is being depreciated using the straight-line method over an estimated useful life of five years.

Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has not recorded any losses on impairment since inception.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. The Company has no common stock equivalents.

Since the Company reflected a net loss in 2011 and 2010, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The guidance in ASU 2011-04 changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements, including clarification of the FASB's intent about the application of existing fair value and disclosure requirements and changing a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU should be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Note 4 Investment in Marketable Securities and Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect: quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts reported in the balance sheet for cash, marketable securities and accounts payable approximate fair value based on the short-term nature of these instruments.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

The Company has assets measured at fair market value on a recurring basis. Consequently, the Company had gains and losses reported in the statement of operations, that were attributable to realized gains and losses and the change in unrealized gains or losses relating to the Company’s investment in trading securities held at the reporting date for the nine months ended August 31, 2011 and year ended November 30, 2011.

As of August 31, 2011, investment in marketable securities consisted of publicly traded common stocks and mutual funds, which are classified as trading securities and are carried at fair value based upon quoted market prices.

The following is the Company’s asset measured at fair value on a nonrecurring basis at August 31, 2011 and November 30, 2010, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	2011	2010
Level 1
Marketable Securities	$9,766	$72,596
Level 2	-	-
Level 3	-	-
Total	$9,766	$72,596

The composition of the Company’s investments at August 31, 2011, classified as current assets, is as follows:

	Cost	Fair Value	Unrealized Loss
Common stocks	$11,971	$9,766	$(2,205)
Total trading securities	$11,971	$9,766	$(2,205)

The composition of the Company’s investments at November 30, 2010, classified as current assets, is as follows:

	Cost	Fair Value	Unrealized Loss
Common stocks	$80,567	$72,596	$(7,971)
Total trading securities	$80,567	$72,596	$(7,971)

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Investment income for the nine months ended August 31, 2011 and 2010 is as follows:

	2011	2010
Gross realized gains from sale of trading securities	$10,355	$27,622
Gross realized losses from sale of trading securities	(12,766)	(2,205)
Dividend and interest income	93	1,019
Net unrealized holding gain (loss)	5,766	(18,820)
Net investment income	$3,448	$7,616

The marketable securities were used as collateral to maintain credit through the margin loan. The purpose of the margin loan was to provide credit to invest in common stocks and mutual funds. The Company can typically margin up to 100% of its portfolio as long as the securities are not thinly traded. If the balance of the portfolio decreases while on margin, the Company may get a margin call, requiring it to sell some of its securities to reduce the margin balance or deposit additional funds in the account.

Note 5 Going Concern

As reflected in the accompanying financial statements, the Company had a net loss and net cash used in operations of $87,367 and $79,202, respectively, for the nine months ended November 30, 2011.  The Company had a working capital deficit and deficit accumulated during the development stage of $18,535 and $636,483 at November 30, 2011. The Company is in the development stage and has not generated any revenues since inception.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Note 6 Loans – Related Party

(A)  Loan Receivable

During the period ended November 30, 2009, the Company’s Chief Executive Officer received advances from the Company totaling $35,280. These advances were non-interest bearing, unsecured and due on demand.  These advances were repaid in December 2009.

(B)  Loan Payable

During the year ended November 30, 2010, the Company received advances from its Chief Executive Officer totaling $244,737.  These advances bore interest at 8%, were unsecured and due on demand.

During the year ended November 30, 2010, the Company repaid a total of $244,263 to its Chief Executive Officer.

During the nine months ended August 31, 2011, the Company received advances from its Chief Executive Officer totaling $71,375.  These advances bore interest at 8%, were unsecured and due on demand.

During the nine months ended August 31, 2011, the Company repaid a total of $70,817 to its Chief Executive Officer.

At August 31, 2011, the Company owes its Chief Executive Officer $1,032 and accrued interest of $943.

Note 7 Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 8 Stockholders’ Deficit

(A)  Common Stock Issued for Cash

During the period from inception to November 30, 2009, the Company issued 15,460,000 shares of common stock to third party investors for $309,200 ($0.02/share) under a private placement. Of the total funds raised, $900 was recorded as a subscription receivable, which was received in December 2009. The Company paid $112,600 as direct offering costs in connection with raising these funds.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

During the year ended November 30, 2010, the Company issued 5,685,000 shares of common stock for $113,700 ($0.02/share) under a private placement.  The Company paid $28,950 as direct offering costs in connection with raising these funds.

During the nine months ended August 31, 2011, the Company issued 1,751,000 shares of common stock for $25,850 ($0.01 - $0.02/share) under a private placement.  Of the total, 100,000 shares were issued for a subscription receivable of $1,000, which was received on August 8, 2011.

(B)  Common Stock Issued for Services

In August 2009, the Company issued 15,000,000 shares of common stock, having a fair value of $300,000 ($0.02/share), to its founder for pre-incorporation services rendered, based upon the fair value of the services rendered.

In November 2009, the Company issued 300,000 shares of common stock, having a fair value of $6,000 ($0.02/share), for professional services, based upon the fair value of the services rendered.

During the nine months ended August 31, 2011, the Company issued 500,000 shares of common stock, having a fair value of $10,000 ($0.02/share), for professional services, based upon recent third party cash offering prices.

(C) Change in Par Value

On December 8, 2009, the Company changed the par value of its common stock from $0.02/share to $0.001/share. The change in par value was retroactively restated to the Company’s inception for purposes of financial statement presentation.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
August 31, 2011
(Unaudited)

Note 9 Subsequent Events

On November 10, 2011, the Company increased its authorized shares of common stock to 300,000,000.

From September 1, 2011 to January 5, 2012, the Company issued the following common stock:

			Range of Value
Type	Quantity	Valuation	per Share
Cash (1)	12,418,750	$245,475	$0.01-0.02
Services (2)	7,587,500	151,750	$0.02
Services - related party (2)	85,000,000	1,700,000	$0.02
Subscription receivable	250,000	5,000	$0.02
Total	105,256,250	$2,102,225	$0.01-0.02
__________
(1)	The Company paid $81,080 as direct offering costs in connection with raising these funds.

(2)	The fair value of all non-cash related stock issuances above was based upon recent cash offering prices to third parties.

CONTENTS

Page(s)
Report of Independent Registered Public Accounting Firm	F-19

Balance Sheets - November 30, 2010 and 2009	F-20

Statements of Operations – Year ended November 30, 2010, from August 7, 2009 (Inception) to November 30, 2009, and from August 7, 2009 (Inception) to November 30, 2010	F-21

Statement of Stockholders’ Equity – From August 7, 2009 (Inception) to November 30, 2010	F-22

Statements of Cash Flows – Year ended November 30, 2010, from August 7, 2009 (Inception) to November 30, 2009, and from August 7, 2009 (Inception) to November 30, 2010	F-23

Notes to Financial Statements	F-24 to F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Compass Energy Holdings, Inc.

We have audited the accompanying balance sheets of Compass Energy Holdings, Inc., (a development stage company) as of November 30, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the periods then ended, the period from August 7, 2009 (inception) to November 30, 2009 and from August 7, 2009 (inception) to November 30, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included considerations of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compass Energy Holdings, Inc. as of November 30, 2010 and 2009, and the results of its operations and its cash flows for the periods then ended, the period from August 7, 2009 (inception) to November 30, 2009 and from August 7, 2009 (inception) to November 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.
Boca Raton, Florida
January 6, 2012

Compass Energy Holdings, Inc.
(A Development Stage Company)
Balance Sheets

	November 30,
	2010	2009
Assets
Current Assets
Cash	$8,885	$132,558
Marketable securities	72,596	-
Prepaid expense	400	-
Loan receivable - related party	-	35,280
Total Current Assets	81,881	167,838

Vehicle - net of accumulated depreciation of $734	4,261	-

Total Assets	$86,142	$167,838

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued liabilities	$20,600	$46,105
Margin loan	26,834	-
Loans payable - related party	474	-
Total Current Liabilities	47,908	46,105

Stockholders' Equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized;
36,445,000 and 30,760,000 shares issued and outstanding	36,445	30,760
Additional paid-in capital	550,905	471,840
Deficit accumulated during the development stage	(549,116)	(379,967)
Subscription receivable	-	(900)
Total Stockholders' Equity	38,234	121,733

Total Liabilities and Stockholders' Equity	$86,142	$167,838

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statements of Operations

	Year Ended	August 7, 2009 (Inception)	August 7, 2009 (Inception)
	November 30, 2010	to November 30, 2009	to November 30, 2010

General and administrative expenses	$194,683	$379,967	$574,650

Loss from operations	(194,683)	(379,967)	(574,650)

Other income (expense)
Realized gain on sale of trading securities	32,279	-	32,279
Unrealized loss on trading securities	(7,971)	-	(7,971)
Dividend and interest income	1,226	-	1,226
Total other income - net	25,534	-	25,534

Net loss	$(169,149)	$(379,967)	$(549,116)

Net loss per common share - basic and diluted	$(0.00)	$(0.02)	$(0.02)

Weighted average number of common shares outstanding during the period - basic and diluted	36,249,199	18,042,518	31,175,795

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
August 7, 2009 (Inception) to November 30, 2010

				Deficit
	Common Stock, $0.001 Par Value		Additional Paid In	Accumulated During the Development	Subscription	Total Stockholders'
	Shares	Amount	Capital	Stage	Receivable	Equity

Stock issued for pre-incorporation services - founder ($0.02/share)	15,000,000	$15,000	$285,000	$-	$-	$300,000

Stock issued for services rendered ($0.02/share)	300,000	300	5,700	-	-	6,000

Proceeds from the issuance of common stock ($0.02/share)	15,460,000	15,460	293,740	-	(900)	308,300

Cash paid as direct offering costs	-	-	(112,600)	-	-	(112,600)

Net loss for the period from August 7, 2009 (inception) to November 30, 2009	-	-	-	(379,967)	-	(379,967)

Balance - November 30, 2009	30,760,000	30,760	471,840	(379,967)	(900)	121,733

Collection of prior period stock subscription	-	-	-	-	900	900

Proceeds from the issuance of common stock ($0.02/share)	5,685,000	5,685	108,015	-	-	113,700

Cash paid as direct offering costs	-	-	(28,950)	-	-	(28,950)

Net loss for the year ended November 30, 2010				(169,149)	-	(169,149)

Balance - November 30, 2010	36,445,000	$36,445	$550,905	$(549,116)	$-	$38,234

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statements of Cash Flows

	Year Ended	August 7, 2009 (Inception)	August 7, 2009 (Inception)
	November 30, 2010	to November 30, 2009	to November 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(169,149)	$(379,967)	$(549,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	734	-	734
Realized gain on sale of trading securities - net	(32,279)	-	(32,279)
Unrealized loss on trading securities - net	7,971	-	7,971
Stock issued for pre-incorporation services - founder	-	300,000	300,000
Stock issued for legal services rendered	-	6,000	6,000
Changes in operating assets and liabilities:
(Increase)/Decrease in:
Prepaid expense	(400)	-	(400)
Increase/(Decrease) in:
Accounts payable and accrued liabilities	(25,505)	46,105	20,600
Net Cash Used In Operating Activities	(218,628)	(27,862)	(246,490)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of trading securities	(1,104,344)	-	(1,104,344)
Sale of trading securities	1,056,056	-	1,056,056
Shareholder advance	-	(35,280)	-
Shareholder repayment	35,280	-	-
Purchase of vehicle	(4,995)	-	(4,995)
Net Cash Used in Investing Activities	(18,003)	(35,280)	(53,283)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable - related party	244,737	-	244,737
Repayments on loans payable - related party	(244,263)	-	(244,263)
Increase in margin loan	26,834	-	26,834
Proceeds from issuance of common stock	114,600	308,300	422,900
Cash paid as direct offering costs	(28,950)	(112,600)	(141,550)
Net Cash Provided By Financing Activities	112,958	195,700	308,658

Net Increase (decrease) in Cash	(123,673)	132,558	8,885

Cash - Beginning of Period	132,558	-	-

Cash - End of Period	$8,885	$132,558	$8,885

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$-	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock issued for subscription receivable	$-	$900	$-

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Note 1 Nature of Operations

Compass Energy Holdings, Inc. (the “Company”), was incorporated in the State of Nevada on August 7, 2009.

The Company intends to become involved in the development and operation of convenience stores.

Note 2 Summary of Significant Accounting Policies

Development Stage

The Company's unaudited interim financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing and further implementation of the business plan. The Company has not generated any revenues from operations since inception.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

The Company’s management frequently trades equity securities.  There is risk that the fair value or expected future cash flows of a financial instrument will fluctuate because of changes in market prices.  There also is no guarantee that the security will remain liquid and the Company could encounter significant delays in its ability to liquidate a position.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management has concluded that the following estimates and assumptions may affect the financial statements:

● estimated fair value of share based payments;
● estimated useful life of vehicle; and
● estimated valuation allowance for deferred tax assets, due to continuing losses

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  The Company had cash equivalents of $1,378 and $0 at November 30, 2010 and 2009, respectively.

Marketable Securities

At the time of acquisition, a security is designated as trading, available-for-sale, or held-to-maturity, which depends on the Company’s ability and intent.

Securities classified as trading and available-for-sale are reported at fair value, while securities classified as held-to-maturity are reported at amortized cost.

Any unrealized gains and losses on available for sale securities are reported as other comprehensive income (loss). Realized gains (losses) are computed on a specific identification basis and are recorded in net capital gains (losses) on investments in the statements of operations

The Company sells securities as part of the management of the investment portfolio. Accordingly, all securities held at November 30, 2010 are designated as trading. Securities classified as trading are reported at fair value, with realized and unrealized gains and losses included in earnings.

Vehicle

The Company acquired a vehicle in 2010, which is stated at cost, and is being depreciated using the straight-line method over an estimated useful life of five years.

Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has not recorded any losses on impairment since inception.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. The Company has no common stock equivalents.

Since the Company reflected a net loss in 2010 and 2009, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more likely than not that some portion, or all, of the deferred income tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company will record interest and penalties related to unrecognized tax benefits in income tax expense. There were none for the periods ended November 30, 2010 and 2009.

The Company may be subject to examination by the Internal Revenue Service (“IRS”) and state taxing authorities for all open tax years.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The guidance in ASU 2011-04 changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements, including clarification of the FASB's intent about the application of existing fair value and disclosure requirements and changing a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU should be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Note 3 Investment in Marketable Securities and Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect: quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

The carrying amounts reported in the balance sheet for cash, marketable securities and accounts payable approximate fair value based on the short-term nature of these instruments.

The Company has assets measured at fair market value on a recurring basis. Consequently, the Company had gains and losses reported in the statement of operations, that were attributable to realized gains and losses and the change in unrealized gains or losses relating to the Company’s investment in trading securities held at the reporting date for the year ended November 30, 2010.  There was no activity for the period ended November 30, 2009.

As of November 30, 2010, investment in marketable securities consisted of publicly traded common stocks, which are classified as trading securities and are carried at fair value based upon quoted market prices.  For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

The following is the Company’s asset measured at fair value on a nonrecurring basis at November 30, 2010 and 2009, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	2010	2009
Level 1	$-	$-
Marketable Securities	72,596	-
Level 2	-	-
Level 3	-	-
Total	$72,596	$-

The composition of the Company’s investments at November 30, 2010, classified as current assets, is as follows:

	Cost	Fair Value	Unrealized Loss
Common stocks	$80,567	$72,596	$(7,971)
Total trading securities	$80,567	$72,596	$(7,971)

Investment income for the year ended November 30, 2010 and 2009 is as follows:

	2010	2009
Gross realized gains from sale of trading securities	$34,536	$-
Gross realized losses from sale of trading securities	(2,257)	-
Dividend and interest income	1,226	-
Net unrealized holding loss	(7,971)	-
Net investment income	$25,534	$-

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

The marketable securities are used as collateral to maintain credit through the margin loan. The purpose of the margin loan is to provide credit to invest in common stocks and mutual funds. The Company can typically margin up to 100% of its portfolio as long as the securities are not thinly traded. If the balance of the portfolio decreases while on margin, the Company may get a margin call, requiring it to sell some of its securities to reduce the margin balance or deposit additional funds in the account.

Note 4 Loans – Related Party

(A)	Loan Receivable

During the period ended November 30, 2009, the Company’s Chief Executive Officer received advances from the Company totaling $35,280. These advances were non-interest bearing, unsecured and due on demand.  These advances were repaid in December 2009.

(B)	Loan Payable

During the year ended November 30, 2010, the Company received advances from its Chief Executive Officer totaling $244,737.  These advances bore interest at 8%, were unsecured and due on demand.

During the year ended November 30, 2010, the Company repaid a total of $244,263 to its Chief Executive Officer.

At November 30, 2010, the Company owes its Chief Executive Officer $474 and accrued interest of $372.

Note 5 Income Taxes

The Company recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  The Company will establish a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes of approximately $234,000 at November 30, 2010, expiring through 2030. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Significant deferred tax assets at November 30, 2010 and 2009 are approximately as follows:

	2010	2009
Gross deferred tax assets:
Net operating loss carryforwards	$87,000	$28,000
Total deferred tax assets	87,000	28,000
Less: valuation allowance	(87,000)	(28,000)
Net deferred tax asset recorded	$-	$-

The valuation allowance at November 30, 2009 was $28,000. The net change in valuation allowance during the period ended November 30, 2010, was an increase of approximately $59,000.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.   Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of November 30, 2010.

The actual tax benefit differs from the expected tax benefit for the periods ended November 30, 2010 and 2009 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes and 5% for State income taxes, a blended rate of 37.30%) as follows:

	2010	2009
Expected tax expense (benefit) - Federal	$(54,000)	$(123,000)
Expected tax expense (benefit) - State	(8,000)	(19,000)
Stock issued for pre-incorporation services	-	114,000
Temporary differences	3,000	-
Change in valuation allowance	59,000	28,000
Actual tax expense (benefit)	$-	$-

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Note 6 Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 7 Stockholders’ Equity

(A)  Common Stock Issued for Cash

During the period from inception to November 30, 2009, the Company issued 15,460,000 shares of common stock to third party investors for $309,200 ($0.02/share) under a private placement. Of the total funds raised, $900 was recorded as a subscription receivable, which was received in December 2009. The Company paid $112,600 as direct offering costs in connection with raising these funds.

During the year ended November 30, 2010, the Company issued 5,685,000 shares of common stock for $113,700 ($0.02/share) under a private placement.  The Company paid $28,950 as direct offering costs in connection with raising these funds.

(B)  Common Stock Issued for Services

In August 2009, the Company issued 15,000,000 shares of common stock, having a fair value of $300,000 ($0.02/share), to its founder for pre-incorporation services rendered, based upon the fair value of the services rendered.

In November 2009, the Company issued 300,000 shares of common stock, having a fair value of $6,000 ($0.02/share), for professional services, based upon the fair value of the services rendered.

(C) Change in Par Value

On December 8, 2009, the Company changed the par value of its common stock from $0.02/share to $0.001/share. The change in par value was retroactively restated to the Company’s inception for purposes of financial statement presentation.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010 and 2009

Note 8 Subsequent Events

On November 10, 2011, the Company increased its authorized shares of common stock to 300,000,000.

From December 1, 2010 to January 5, 2012, the Company issued the following common stock:

			Range of Value
Type	Quantity	Valuation	per Share
Cash (1)	14,069,750	$270,325	$0.01-0.02
Services (2)	8,087,500	161,750	$0.02
Services - related party (2)	85,000,000	1,700,000	$0.02
Subscription receivable	350,000	6,000	$0.01-0.02
Total	107,507,250	$2,138,075	$0.01-0.02
______________
(1)	The Company paid $81,080 as direct offering costs in connection with raising these funds.

(2)	The fair value of all non-cash related stock issuances above was based upon recent cash offering prices to third parties.

COMPASS ENERGY HOLDINGS, INC.
23,340,140 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is                        , 2012

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$46
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$12,000
Accounting fees and expenses	$40,000
Legal fees and expense	$55,000
Blue Sky fees and expenses	$14,000
Miscellaneous	$0

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated in the State of Nevada in August 2009 and 15,000,000 shares of common stock were issued to Pete Iodice in consideration for founders services. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr Iodice had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December, 2009, we agreed to issue 25,000 shares of our common stock to Joseph M. Lucosky, 10,000 shares to Gary S. Eaton and 65,000 shares to Anslow & Jaclin, LLP, as compensation for legal services rendered. These securities were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. The issuance of these shares was later canceled.

These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the period from inception to November 30, 2009, the Company issued through private offering under Section 4(2) of the Securities Act of 1933 and Regulation D,  Rule 506 offering a total of 15,460,000 shares of common stock to third party investors for $309,200 ($0.02/share) under a private placement.  During the year ended November 30, 2010, the Company issued through private offering under Section 4(2) of the Securities Act of 1933 and Regulation D,  Rule 506 offering a total of 5,685,000 shares of common stock for $113,700 ($0.02/share) under a private placement. From December 2010 to January 2012, the Company sold through private offering under Section 4(2) of the Securities Act of 1933 and Regulation D,  Rule 506 offering a total of 43,368,800 shares of common stock to accredited and non-accredited investors, at a price per share of $0.02 for an aggregate offering price of $867,376. The investors were all solicited by George Heffernan, Robert Nash, and Peter Iodice. The investors were pre-existing business associates, friends, family, or friends of friends or friends of family of Mr. Heffernan, Mr. Nash, and Mr. Iodice who had substantive relationships with these investors. None of these persons became interested in the private offering as a result of the public filing. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder. As of February 1, 2012, the Company terminated its private stock offering. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved, size of the offering, manner of the offering and number of shares offered. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.”

Name Stockholder	Shares of common

Acepcion, Edmund	165,000

Aku, Edmund I.	50,000

Anderson, Ronald D. and Maggie M.	775,000

Arts Alive Corporation	155,000

Austin, Jolene M. Cust FBO David A. Austin, Minor	100,000

Austin Jolene M. Cust Fbo Ryley P. Austin, Min	100,000

Austin Jolene M. Austin Cust Fbo Taylor A. Austin, Minor	100,000

Av, Patrick.C. Sharon D. Av, Jtwros	150,000

Bailey . Jennifer M.	7,500

Bailey. Jennifer M. Custodian Fbo Izaiah J.Macon Utma	5,000

Ball. Henry F.	50,000

Banister Nathaniel D.	50,000

Barnstead Harry J.	50,000

Barnstead. Timothy A.	25,000

Becktt And Robert Cm. Colleen. Becktt Jtwros	100,000

Birdine. Dominique Lynn	500

Birdine, Jaizmone	500

Blevins, Lynne	100,000

Bolt Josephine	5,000

Heating Bem. Cooling & Refrigeration, LLC.	800,000

Brown, Sr., Thomas H.	35,000

Bryant Ron	250,000

Burns Dangelo	1,250

Dimarucucot Beatriz	150,000

Burns Glen A.	15,000

Burns Joann	1,250

Burns Jr. Glen	5,000

Burns Kevin W	1,250

Rayn Khy Burns	15,000

Burns Nakesia A.	1,250

Burns Nigel	1,250

Calcagno Nicholas J.	20,000

Caponigro Diane N.	80,000

Carlson Casandra. Satellite Trust	250,000

Carlson Candy L.	200,000

Carlson Casandra. Satellite Trust	500,000

Carlson, Cavan C.	450,000

Carlson Cavan Satellite Trust	500,000

Carlson C. Charlcie C.	3,665,000

Carlson Craig C. and Nancy D. Carlson Jtwros (10)	9,000,000

Carlson Lisa R.	325,000

Carlson Nancy Trustee Casandra Carlson Satellite Trust	35,000

Chan, Brian	250,000

Chappell Jr. Eugene	25,000

Christian, Nigel	10,000

Cianciulli, Anna Maria	110,000

Clasen Leroy C.	25,000

Clune Wayne F.	40,000

Candy L Carlson	200,000

Collins, Judy	45,000

Collins, Mark	75,000

Copper, Amanda	25,000

Cooper, Bryght	20,000

Cooper Jennifer	275,000

Cooper William	25,000

Cornette Patricia R.	780000

Cornette Patricia R. and Alex Scott Cornette (11)	25,000

Cornette Scott S.	105,000

Cortopassi Family Living Trust	50,000

Crawford, Damian	40,000

Dale, Roger Cribb II	100,000

Crimmins, Shamus	25,000

Cromer, Franklin B.	25,000

Cundiff, Sylvia	5,000

Cundiff, Vicky	5,000

Curameng Marku	50,000

Daengbunga Pitipong	100,000

Daleda John and Nira Daleda Jtwros	1,125,000

Daniels Loreen	10,000

Davila Michael	10,000

Davis. Jr Chasmon	1,250

Dell'oca, Conrad J. & Nellie, Trustees	1,600,000

Deming Daniel E.	100,000

Denton Jason W.	75,000

Dhanoa Guarjit	177,000

Dhanoa, Baljit	1,575,000

Dhanoa Jagbir	10,000

Dimarucot Beatriz	150,000

Dreffin, Peter Trustee Adam Dreffin Satellite Trust	250,000

Dreffin Peter G.	500,000

Duke, Melody R.	55,000

Eggen, Sr. Geoffrey J.	50,000

Elliott, Peter	150,000

Elmore, Lanny James	25,000

Elmore, Jeanine Faulk	100,000

Everett, Kim C.	250,000

Evins, Renee	2,500

Faller, James	195,000

Ferringer, Elaine	5,000

Ferris Ian Carlson	260,000

Feuehrer, Thomas P. and Catherine S.	100,000

Fletcher, Rene A.	25,000

Flores, Steve A.	150,000

Foreman, Antoine	1,250

Frank, Janine F.	25,000

Fritsch, Andrew F.	12,500

Frydenberg, Richard L. and Deloris Frydenberg Jtwros	100,000

Fulcher, David M. and Brittany C. Fulcher	10,000

Fulcher, David M. Sr.	50,000

Fulcher, David M. and Kristin A. Fulcher (12)	5,000

Gacuya, Melioner A.	10,000

Goel, Sandeep	5,250

Goel, Savita	5,750

Gohs, Geoffrey AND Robinson Christopher L. Jtwros	20,000

Gonzalez, Lori	10,000

Gore Leslie M.	10,000

Gore-Mullen Yolanda M.	10,000

Grant Gregson D.	125,000

Greene Alissa L.	10,000

Greene Dwaine S. And Jo-Ann L. Greene JTWROS	75,000

Greene, Vaughn C. and Priscilla W. Jtwros	200,000

Gross R.W. , JR	50,000

Gulley Kenneth Ray , JR	500

Gunter, Tracy H.	25,000

Halbert, Andrew	10,000

Hall, Bobby R.	25,000

Hampson, John A.	25,000

Hanagan, Thomas J.	200,000

Harris, Mark A.	55,000

Hatchell, Henry L. and Markeeta, Jr	175,000

Hatchell, Henry L., III	15,000

Hatchell, Matthew	50,000

Hayes, Glen and Hayes Lena F. Jtten	10,000

Hayes, Jennifer M.	5,000

Hayes, Kacy	15,000

Heffernan, George	2,070,000

Heffernan, Kathy	50,000

Heffernan, Kathy L. Revocable Trust (20)	4,060,000

Herrernan, Kevin	105,000

Heffernan, Wm. J. III	50,000

Heldriegel, Tonya Celeste	15,000

Helmholdt, Aaron B.	17,500

Herman, Delores (13)	5,000

Herman, Paul	5,000

HM Investment Partners, LLC	1,000,000

Howell, Dodd	10,000

Huffman, Joel F. and Terri B.	30,000

Huffman Joel F. and Terri B., Jtwros	200,000

Hyman, Bill	25,000

Jamerson, Scott A.	50,000

Jastron, Tom	25,000

Jean-Pierre Ricardo	25,000

Jefferson Byron M.	100,000

Jefferson Mattie M	40,000

Jefferson Shandraea	5,000

Jenkins Thomas R.	310,000

Jochum James K.	560,000

Jochum, Moireen A.	2,600,000

Johnson, Latoya Elaine	500

Johnson, Paulisa Lynn J	500

Jones, Barbara Ann	5,000

Jones Robert C.	25,000

Keck, Katherine Mary	5,000

Kemp, John	100,000

Kiang Wayne	75,000

Kilpatrick Ryan	195,000

King Derrick L.	45,000

Kiru Richard	5,250

Knezic Josiah	50,000

Kolb Greg	100,000

Kolb Gregory	50,000

Korte James A.	150,000

Korte James A. and Korte Colleen M. JTTEN	100,000

Kuehne Gary and Joan Kuehne JTWROS	50,000

Kuehne George A.	40,000

Le Michael	50,000

Philip Le and Joyce Le JTWROS	250,000

Lee Michael J.	37,250

Lojek Nikolai V.	10,000

Lynch Samual C.	50,000

Manz, Richard Carl	50,000

Massey Jessica L. and John W. Powers, JR JTWROS	50,000

Matthews Jeffrey A. and Matthews Vicki M.	450,000

Matthews Jeffrey A.	50,000

Matthews Jeffrey A. and Matthews Vicki M. (3)	50,000

Matthews, Vicki M.	5,000

McCray Sr., Tyrone W.	25,000

McCumbers, Michelle	20,000

McCumbers, Orchid	20,000

McElroy Randy L.	500,000

McGhee, Gary W.	25,000

McLenam, Timothy Leo	75,000

McLeod David	75,000

McNair, Linda F.	37,500

McNair, Sherry A.	5,000

Merriam James K.	500,000

Mevlen Michael V.	450000

Miles Natalie Smith	25,000

Mobley Steve and Mobley Panomporn JTWROS	100,000

Montemayer Vicki A.	100,000

Morgan, Heather	35,000

Morris, Deborah R. (14)	15,000

Morris, Philip R. (14)	5,000

Mott, Tammy A.	5,000

Mudd Kenneth Dale	5,000

Myrtle Beach Reservation Services, Inc. (4)	5,000

Nash Robert J.	6,761,300

New Tyler S.	15,000

Newbury, Justin Charles	5,000

Noark Elizabeth	50,000

Oates, Esther L.	200,000

Oates, Jerry L.	20,000

Obrien, Gabrielle J.	5,000

Oil & Wine Ministries, Inc. (5)	500,000

Old Man Sea Services, LLC (6)	5,000

Oleson Christopher A.	25,000

Olivieri, Gerardo	25,000

One Second Co	250,000

Owens Eunice	5,000

Owens James R.	25,000

Pallone Bryan J. and Pallone Casandra E.	150,000

Pallone Michael P. and Pallone Janet Lee JTWROS	1,375,000

Parks Rodney	4,500

Patriarca William L.	25,000

Pearce Alex	5,000

Pearce Michael	6,750

Penny, James and Emma	10,000

Penny Mitch C.	5,000

Perfetto Ron	50,000

Persha Courtney A.	5,000

Persha Eric C.	10,000

Persha Kathleen	25,000

Persha Shannon E.	5,000

Peterson Neal	50,000

Player David	50,000

Policastro, Merry Beth and Frank and related entity, Oil & Wine Ministries,, Inc. (5)	500,000

Poole, Virgil	12,500

Powell Mimi C. (15)	10,000

Powell Robert G. (15)	10,000

Powers John W. and Powers Patricia A. JTWROS	100,000

Price Annie Ruth and Clara Ann Williams	25,000

Price, Danny Joe	170,000

Professional Painting And Home Improvements, Inc. (7)	5,000

Rackham Stuart John	55,000

Reed Jeff G. and Reed Jamie Jtten	100,000

Reich Peter S.	50,000

Reich Peter S.	50,000

Reich Peter S.	50,000

Reier Matthew W. and Reier Martha K. JTWROS	75,000

Reier, Robert A. and related entity BRM Heating and Cooling LLC (2)	3,947,500

Resseguie Steven	25,000

Rios John R.	5,000,000

Robinson Timothy E.	4,000

Rodriguez Gabriel	10,000

Rodriguez Michael A.	10,000

Rodriguez Roel	10,000

Rogers David W. (16)	200,000

Rogers Megan A.	20,000

Rogers, William E.	15,000

Rushton Steve	15,000

Saucier Greg	21,000

Sauls Kim	500

Scardino Elizabeth M.	100,000

Scardino Lauren M. Cust. FBO Nicholas W. Scardino UGMA IL	100,000

Scouten Patricia A.	50,000

Setzer Brian A.	150,000

Shamrock Mary E.	100,000

Shiver, Tayler E.	5,000

Short, Eric and Stacey	100,000

Short, Lawrence W. and Lilly	100,000

Singleton Jim	100,000

Singley Larry	15,000

Sitch Richard L.	256,250

Skretch, Adam P.	25,000

Smith Shirley H.	1,250

Soulatha Deth and Noi Soulatha JTWROS	250,000

Stabler Paul	100,000

Steel Suzanne	26,250

Steele, Janet F.	200,000

Stevens Gavin	132,000

Story, Adam Drew	25,000

Issaraphan Suzuki	40,000

Svenson Frank	100,000

Swanson Robert E, II	50,000

Szymanski Anna	5,250

Szymanski Mariusz	10,250

Tarr Craig	28,000

Tarr Helyn	14,000

Taylor Kevin	10,000

Teague Nikole	50,000

The Gregory Company, Inc. (8)	25,000

Thompson Owen Kelly, JR and Billis J. Thompson JTTEN	100,000

Timm Evan M.	425,000

Tinsley Alvin C., JR	100,000

Tinsley Brandon C.	50,000

Tinsley Brandon C.	25,000

Tregellas Lisa	5,000

Tregellas William G.	52,000

Tundo Larry	25,000

Ullrich Arthur H.	50,000

Lema UNG	10,000

Unthank Christopher P. and Michelle Suter Unthank JTWROS	50,000

Veigel Terry J. and Kris M. Veigel JTTEN	50,000

Voltin, Lori S.	17,500

Vonkoenigseck, April Story	25,000

Walden, Ashley Story (17)	25,000

Walden, Ashley Story and Clara Kate (17)	5,000

Walden, Ashley Story and Georgia Ann (17)	5,000

Walker, Steven Paul and Sara Danielle Walker JTWROS	125,000

Trustee Peter Dreffin Warren Dreffin Satelite TRUST	250,000

Watson Daniel F. JR and Jane R Watson JTWROS	75,000

Watson Gregory W.	50,000

Watson, James C.	25,000

Watson, Renee P. (18)	5,000

Wayne Natalie S. (1)	50,000

Westbrooks, Susan	5,000

White, Martha P.	25,000

Whitman Russell G.	50,000

Williams, Clara Ann and Thomas	25,000

Wilson, Jimmy Christopher (19)	25,000

Wilson, Joan Marie	500,000

Wilson Michael William (19)	5,000

Wilson, Paris Jr.	25,000

Wittke, Amber N.	5,000

Wood, Steven Drew	30,000

Woolard, Debbie and Craig	10,000

Worrell James W.	100,000

Wroten Justin	15,000

Zamora Michael	12,500

Zamora Ryan M.	15,000

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation*

3.2	By-Laws*

5.1	Opinion of Bradley E. Essman, P.A.*

10.1	Material Contract*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Auditor

23.2	Consent of Counsel*

* Previously filed.

ITEM 17.    UNDERTAKINGS.

 (A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murrells Inlet, State of South Carolina on February 27, 2012.

COMPASS ENERGY HOLDINGS, INC.

/s/ Peter Iodice
Name: Peter Iodice Position:President Principal Executive Officer Principal Financial Officer Principal Accounting Officer Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities an on the dates indicated.

Date: February 27, 2012

/s/ Peter Iodice
Name: Peter Iodice Position:President Principal Executive Officer Principal Financial Officer Principal Accounting Officer Secretary

 EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation*

3.2	By-Laws*

5.1	Opinion of Bradley E. Essman, P.A.*

10.1	Material Contract*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Auditor

23.2	Consent of Counsel*

* Previously filed.